OFFERING CIRCULAR	JULY 31 2024

United States Securities and Exchange Commission

Washington, D.C. 20549

Part II of Form 1-A,

Regulation A Offering Circular

under the Securities Act of 1933

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.

A California Cooperative Corporation

1428 Franklin St,

Oakland, California 94612

(650) 743-6974

https://ebprec.org

Number of securities being sold: 72,000
Price per Share: $1,000.00

This Offering Circular relates to the offering of Investor Owner Shares (“Shares”) by East Bay Permanent Real Estate Cooperative, Inc. (the “Cooperative” or “EB PREC”). The owner of Shares is referred to as an “Investor Owner” or “Investor.” The Cooperative intends to use these funds to facilitate Black, Indigenous, People of Color, and allied communities in cooperatively organizing, financing, purchasing, occupying, and stewarding properties, taking them permanently off the speculative market, creating community controlled assets, and empowering our communities to cooperatively lead a just transition from an extractive capitalist system into one where communities are ecologically, emotionally, spiritually, culturally, and economically restorative and regenerative.

	Price to Public	Proceeds to Issuer	Proceeds to Other Persons
Price per Share	$1,000	$1,000	$0
Total Minimum	$0	$0	$0
Total Maximum (1)	$72,000,000	$72,000,000	$0

(1)        On September 29, 2020, our initial Regulation A, Tier 2 offering of Investor Owner Shares (the “Initial Offering”) was qualified by the Securities and Exchange Commission (the “SEC”). In the Initial Offering, we offered up to $50,000,000 in Investor Owner Shares and later increased our offering amount to $74,000,000 after the SEC raised the cap on Regulation A, Tier 2 Offerings from $50,000,000 to $75,000,000. Pursuant to this follow-on offering (the “Follow-on Offering” and, together with the Initial Offering, the “Offering”), we are now offering up to $72,000,000 in Investor Owner Shares, which approximately represents the value of the Investor Owner Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $75,000,000.

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See the “Securities Being Offered” section starting on page 29 of this Offering Circular for a discussion of the securities offered and the rights of Investor Owners.

We will commence offering the Shares within two calendar days after the qualification date, and thereafter offer and sell Shares on a continuous basis. Unless the Offering is terminated earlier by our Board of Directors, we plan to raise the maximum amount being offered, which may occur within two years of the qualification of this Follow-On Offering. However, we are prepared to offer Shares in this Offering until the earlier of 3 years from the initial qualification date of this Follow-On Offering. In no event will we extend this Follow-On Offering beyond 180 days after the third anniversary of the initial qualification date. This is a “best efforts” Offering, which means that we will use our best efforts to sell Shares, but there is no obligation to purchase or sell any specific amount of Shares.

These Shares are speculative securities. Investment in the Shares involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. For example, significant investment risks arise from the fact that:

∙	EB PREC is not a profit-oriented company; it’s a community-oriented company.
∙

You can’t sell your Shares to others. You can only redeem them with the Cooperative, and even then only 5 years after your initial purchase at the earliest, and subject to the terms of our Redemption Policy.

∙	The Board may reduce the redemption value of the Shares under the terms of our Redemption Policy.

See the “Risk Factors” section starting on page 6 for additional discussion of the many risks of investment. A copy of our Redemption Policy is attached as an exhibit to this Offering Circular and summarized within this document, including beginning on page 29.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the SEC. Information contained in this Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.

EB PREC may limit this Offering or offering amounts in certain states where restrictions may apply to the offering of securities in such state, or where EB PREC has limited the Offering in any particular state for any other reason.

Generally, no sale may be made to non-accredited investors in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. For more information, see the "Limitations On Amount A Non-accredited Investor Can Invest" section starting on page 32.

Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in the Shares. You should carefully read this entire document, especially the “Risk Factors” section, which discusses risks associated with investing in the Shares.

Key Things to Know About This Offering

FOR WHOM

This Offering is for any person 18 and older, organization, or business in the United States that commits to the Mission and Points of Unity in EB PREC’s Bylaws.

WHAT

The Cooperative is offering the opportunity to purchase Investor Owner Shares at $1,000 per Share.

WHEN

This Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering.

We will commence offering the Shares within two calendar days after the qualification date, and thereafter offer and sell Shares on a continuous basis. Unless the Offering is terminated earlier by our Board of Directors, we plan to raise the maximum amount being offered, which may occur within two years of the qualification of this Follow-On Offering. However, we are prepared to offer Shares in this Offering until three years from the initial qualification date of this Follow-On Offering, if needed. In no event will we extend this Follow-On Offering beyond 180 days after the third anniversary of the initial qualification date of this Follow-On Offering. This is a “best efforts” offering, which means that we will use our best efforts to sell Shares, but there is no obligation to purchase or sell any specific amount of Shares.

As of December 31, 2023, we raised through our Initial Offering a total of $4,368,283 through the sale of 4,370 Investor Owner shares.

USE OF FUNDS

Funds raised will be used to acquire, rehabilitate, build, and steward real estate in the East San Francisco Bay Area of California.

MAXIMUM OFFERING

Under this Offering, EB PREC will sell a maximum of $72,000,000 in Shares (72,000 Shares).

MIN. AND MAX. INVESTMENT AMOUNTS

The minimum investment amount per person is one Share ($1,000) and the maximum is dependent on individual factors described later in this document.

REDEMPTION OF SHARES AND DIVIDENDS

EB PREC’s goal is to eventually repay the principal of investment in Shares, along with distributing dividends on Shares annually at a target rate of 1.5%/year; OR accruing and annually compounding at a target rate of 1.5% per year. EB PREC may also choose to pay dividends prior to redemption.

However, these financial return objectives may not be achieved. There may be years where the Board declares less than the target dividend, or no dividend at all. Where the Board of EB PREC determines it is required for the financial health of EB PREC, it may reduce the redemption price below the offering price of $1,000 per share.

Moreover, there are facets of our Redemption Policy that limit the timing of these returns. Investor Owners may not request redemption of their Shares until after a minimum of five years, unless the Board makes an exception to this rule. In addition, we will redeem up to a maximum of 5% of outstanding Shares in any six-month redemption period, so Investor Owners requesting redemption during an over-subscribed period will receive only pro rata redemption and will have to request redemption again in a subsequent redemption period.

LIMITED TRANSFERABILITY

Investor Owners may not transfer shares to others. They may only be redeemed with the Cooperative.

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ONE MEMBER, ONE VOTE

This is a Cooperative, meaning that Owners get only one vote each, regardless of their number of Shares.

GOVERNANCE

The Cooperative is overseen by an eight member Board of Directors, with five Directors elected by certain Owners of the Cooperative, and the remaining three appointed by non-profits representing Black, Indigenous, and People of Color stakeholders of the East Bay where the Cooperative focuses its work. See the Section of this Offering Circular titled “Directors, Officers, and Significant Employees”, as well as our Bylaws (pp. 17-21), for more information about our Board of Directors.

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RISK FACTORS

Fluctuation of property values could create challenges.

RISK

EB PREC seeks to decrease volatility and price in the housing market by permanently taking property off the speculative market. However, as EB PREC grows, the speculative markets will continue to conduct business as usual. If property values rise, EB PREC may be priced out of certain areas, or be forced to commit greater financial resources to maintaining or expanding its holdings. Alternatively, EB PREC’s assets could lose value if surrounding property values decrease. Either of these scenarios could limit future leveraging opportunities or dividends.

MITIGATION EFFORTS

EB PREC will mitigate these risks by:

●	Diversifying property types and locations within and around Alameda County,
●	Seeking to negotiate property acquisitions before the properties are put on the open market, and
●	Advocating for public policies that stabilize markets and make real estate more affordable to organizations like EB PREC.

Loss of key personnel or collaborators could pose challenges for EB PREC.

RISK

The success of EB PREC depends on the skills, experience, and performance of key Staff, Directors, and collaborators. The Cooperative’s success also depends on its ability to recruit, train, and retain qualified staff.

MITIGATION EFFORTS

Policies and practices that mitigate this risk include:

●	Under the Bylaws, EB PREC is mandated to spread power among all types of Owners (Bylaws pp. 7-38). The vision is for EB PREC to grow more decentralized over time, allowing EB PREC to rely less and less on central staff and organizers.
●	Similarly, the Bylaws mandate “a non-hierarchical workplace that distributes power to all workers” (Bylaws p. 29).
●	EB PREC gives careful attention to matters of culture, community-building, and conflict engagement, with the goal of meaningfully attracting and engaging people to work with and lead the work of the Cooperative.

“The activities of the Cooperative will therefore be spread out among small semi-autonomous groups that will be accountable to the whole. [...] We prioritize decentralized governance because it builds people power, creates resiliency, and fosters a strong sense of community ownership, activating people to protect and steward land in the long-term.”

Bylaws p. 7

Control of EB PREC may change over time.

RISK

EB PREC’s success depends on its being controlled by responsible and accountable parties, so a change in control could create problems. The number and type of Owners will vary over time, changing the power of different types of Owners, including Investor Owners.

MITIGATION EFFORTS

The Bylaws are designed to reduce concentration or stagnation of power, undue influence, and mission drift.

●	Every Owner gets only one vote, regardless of the number of Shares they hold. This means that power cannot be bought.
●	The Bylaws contain checks and balances, including provisions for oversight of Staff, and removal of Staff, Directors, and Owners.
●	The mission and vision is safeguarded by Vision Protectors (Bylaws p. 37).

●

All Owners must acknowledge and affirm EB PREC’s Mission and Points of Unity in the Bylaws (pp. 5-6). For Investor Owners, this affirmation is done by signing the Investor Owner Agreement. (See Exhibits).

WHO CONTROLS THE BOARD?

●	5 Board seats are elected by Owners. Investor Owners are eligible to vote for only 2 of these seats.
●	3 Board seats are appointed by local organizations, representing Black, Indigenous, and People of Color stakeholders of the East Bay.
●	See the Section of this Offering Circular titled “Directors, Officers, and Significant Employees,” as well as our Bylaws (pp. 17-21), for more information about our Board of Directors.

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EB PREC’s primary goal is not to generate profit for Investor Owners.

RISK

Unlike a traditional corporation, the Cooperative is not primarily motivated to generate profits for shareholders. EB PREC’s primary purpose is to support our members in acquiring and stewarding real estate for long-term affordability and community control, as stated in our Mission statement. This may at times lead to decisions which prioritize the wellbeing of our Resident Owners or Community Owners at the expense of Investor Owner shareholder profit. Our goal is to pay a return of 1.5% annually to our Investor Owners, and we do not strive to return more than this. For more information about our dividend policy, please refer to the Section of the Offering Circular titled “Securities Being Offered.”

MITIGATING FACTORS

Many of our Investor Owners are not interested in profit at all, as approximately 52% our Investor Owner shares do not receive dividends This is great for the Cooperative generally, and lowers the net cost to the Cooperative to declare and pay dividends to those Investor Owners that do wish to receive a profit.

Investor Owners have limited power in the Cooperative, and may be in conflict with other classes of Owners.

WHO ARE THE OWNERS OF THE COOPERATIVE?

Investor Owners are one of four different membership types. Each class of ownership has different eligibility, responsibilities, and rights, detailed in our Bylaws and summarized throughout this document. These membership types are not exclusive, and some members may belong to multiple membership categories, which could lead to conflicts of interest. For example, a Staff Owner may have a conflict of interest if they are also a Resident Owner in a property that EB PREC owns, or if they are also a Community Owner advocating for an acquisition that they would occupy. Only Investor Owner Shares are offered through this Offering.

WHAT ARE KEY LIMITATIONS ON INVESTOR OWNER POWER?

EB PREC is structured to limit the power wielded by Investor Owners who are not also Community Owners, Resident Owners, or Staff Owners. The limited power of Investor Shares is integrated in the Cooperative’s corporate governance in a few ways, including:

(1) Investor Owners do not have a separate Director that only they elect, while all other owner types do have a separate Director.

(2) Investor Owners only have election rights with two of the eight directors, and these election rights are shared with all of the other Owner classes.

(3) Regardless of how many shares an Investor Owner owns, they still only get one vote. We do this to prioritize the voices of those most active in the community.

(4) Investors Owners are not invited to our Community Owner circles.

RISKS

As one of four classes of owners, and with a number of limitations on their power in the cooperative as a whole, Investor Owners are severely limited in their ability to control the Cooperative. As described above, Investor Owners are only allowed to vote on two of eight director seats, and may not have a controlling vote over those seats even as a class as a whole. So even if the Cooperative takes actions that the entire class of Investor Owners object to, they may not have sufficient votes to put in place new Cooperative leadership, and will not have control over the Board even if they win the two seats on which they can vote.

MITIGATION EFFORTS

By limiting each member to one vote, regardless of their membership type or types, we limit the power one member could wield. So this limitation on Investor Owners cuts both ways, also limiting the power of other classes as well.

In addition, there are other venues for Investor Owners to share their ideas, questions, and concerns with the Cooperative. We have an annual meeting each year, regular orientations and other meetings open to all members both in person and online, and intend for this organization to be participatory and democratic.

Conflicts of Interest and balance of governance power among membership types.

RISK

Although Investor Owners should share a belief in the Cooperative’s underlying mission with the other ownership classes, these classes were specifically designed to recognize different stakeholders with different interests in the Cooperative’s work. Although we have put tremendous effort into designing a governance system that reflects our mission, our governance model is unique and could have unpredictable results. The Bylaws intend to balance power among stakeholders at EB PREC, but as result of the different rights, payment obligations and ownership types, there is a risk that the Board could become representative of one stakeholder group over others. Despite their limited voting rights, Investor Owners cannot rely on the Board to represent their interests over the other membership classes.

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MITIGATING FACTORS

EB PREC has a conflict of interest policy on slide 33 of our Bylaws, which is used to assess whether a transaction would benefit a person’s financial interest to the detriment of the Owners or the Cooperative.

More broadly though, all owners, regardless of class, should share a belief in the Cooperative’s underlying Mission and agree to the Points of Unity detailed in our Bylaws. While Investor Owners may be limited in their ability to enact change in furtherance of positions unique to them, it is our hope that our members are largely aligned in major decisions and the general direction of the Cooperative.

EB PREC will have limited liquidity.

RISK

Real estate is a relatively illiquid asset, meaning it is not easily converted to cash. Further, the Bylaws intentionally create barriers to liquidating Cooperative assets (see Bylaws pp. 55-56). These factors, combined with commitments to maintain affordability, decommodify land, pay living wages (Bylaws pp. 40-42) and distribute surplus returns (Bylaws pp. 44-46), mean that EB PREC will typically be “cash poor.” This may impact the Cooperative’s ability to distribute dividends and return principal to Investor Owners.

MITIGATION EFFORTS

EB PREC will mitigate this risk by:

●	Keeping some reserves in liquid investments,
●	Developing partnerships with financial institutions that facilitate liquidity,
●	Refinancing properties to access cash when needed, and
●	Giving Investor Owners the option to not to receive dividends.

Tenants’ economic distress could affect the Cooperative’s financial stability.

RISK

EB PREC is creating permanently affordable real estate and working to reduce displacement. When tenants cannot make required payments to EB PREC, EB PREC plans to seek alternatives to eviction, such as by providing grace periods, offering payment plans, and seeking other creative solutions to support tenants. Many of EB PREC’s target residents are already experiencing economic distress due to systemic discrimination and oppression. Therefore, EB PREC may elect to not use conventional credit histories or other traditional metrics in the selection of tenants, which may increase the risk of non-payment by tenants.

Recent pandemics, natural disasters, and other systemic changes to nature of and demand for human labor have also brought home to us that there are significant forces beyond our control that will result in the loss of income for our tenants from time to time. In choosing tenants, we do not plan to discriminate based on their sources of income or line of work as it relates to potential to lose income.

MITIGATION EFFORTS

EB PREC is working to mitigate the above by:

●	Building community ties among Owners so that they may provide mutual aid and support one another’s financial success,
●	Partnering with enterprise incubators and technical assistance providers to help ensure the success of commercial tenants, and
●	Raising philanthropic capital and other earned income streams to support the Cooperative’s ongoing operations.

Interest rate fluctuation and inflation could affect the financial stability of EB PREC.

RISK

EB PREC will be impacted by general economic and market conditions, such as fluctuating interest rates, availability of credit, inflation rates, economic uncertainty, and changes in laws.

The rate of return applicable to Investor Owner Shares is capped at 5%, with a target of 1.5%. Fluctuations in market interest rates will impact the cost of EB PREC’s debt capital especially should the Cooperative enter into a loan agreement with a floating interest rate. Higher than anticipated interest rates on EB PREC’s debt could have an adverse effect on EB PREC’s ability to redeem Shares at the purchase price or at all, or to declare dividends. Should commercial interest or inflation rates rise, the Cooperative is not legally obligated to pay a higher rate or to redeem Shares prior to their maturity, and the Board may make further changes to our Redemption Policy.

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EB PREC will have increased administrative demands as a result of this Offering.

RISK

The Cooperative will spend more money on administrative capacity as a result of making this Offering. Under federal securities laws, EB PREC will have to file regular reports with the SEC and generally work to keep Investors informed.

MITIGATION EFFORTS

EB PREC works to mitigate these costs by:

●	Avoiding unnecessary “legalese” and irrelevant boilerplate language in documents, so that EB PREC is not overly reliant on high-cost professionals,
●	Avoiding unnecessary administrative and bureaucratic procedures, and
●	Seeking to teach and engage our staff to manage these processes.

This is a long-term investment and you can’t transfer your shares to others.

RISK

You should consider an investment in the Cooperative only as a long-term investment. The minimum investment period is 5 years, with only some exceptions allowed by the Board (see Bylaws pp. 11 and 47).

Further, when you desire to redeem the Shares, EB PREC may not be able to pay you the full principal back. Where the Board of EB PREC determines it is required for the financial health of EB PREC, it may reduce the purchase price below $1,000 per share (see Redemption Policy). In addition, we will redeem up to a maximum of 5% of outstanding Shares in any six-month redemption period, so Investor Owners requesting redemption during an over-subscribed period will receive only pro rata redemption and will have to request redemption again in a subsequent redemption period. Although currently our Redemption Policy includes payment of the redemption price in cash, our Board has authority to amend the program in the future so that some or all of the redemption price may be paid in the form of a promissory note with a term of up to an additional 5 years.

In addition, you may not transfer your Shares to others. You may only redeem them with the Cooperative (see Bylaws pp. 11, 47, and 51).

Federal and state securities laws also limit the transferability of Shares.

MITIGATION EFFORTS

As described, there are some limited exceptions to these long-term investment requirements available, but you should expect that no exceptions will be permitted.

Please only invest money you can afford to invest with us for a long period of time, and even lose completely in disastrous circumstances. Your careful and conservative consideration of how much you can afford to lose is, by far, the best way to mitigate these risks.

EB PREC may never be able to return your investment or pay dividends.

RISK

EB PREC cannot guarantee that Investor Owners will gain a substantial return on investment, or any return at all, or that an Investor Owner will not lose a substantial portion or all of the investment.

MITIGATION EFFORTS

To reduce the risk of loss for Investor Owners, EB PREC aims to pay for our full operational and staffing costs with grants, donations, and earned income. This means that a significant portion of proceeds from this Offering will be used to purchase capital assets, which will generate a stream of income over the long-term.

In addition, by bringing in hundreds or thousands of Investor Owners—many from our East Bay, CA community and other like-minded investors from across the country—we are creating a base of support of people who are financially and emotionally invested in the success of EB PREC. We believe this will help ensure we have a community of support if ever we face challenges. Repaying Investor Owners is an important part of our model, because we are passionate about proving that it’s possible to finance real estate using community-sourced financing, rather than conventional mortgages.

Again, however, please think about your investment carefully, and only invest money that you can afford to lose entirely.

EB PREC could face legal compliance problems or lawsuits.

RISK

The Cooperative must comply with local, state, and federal rules and regulations to continue to offer, sell, and redeem Shares. The Cooperative believes that it complies with the rules and regulations with which it is required to comply. If the Cooperative fails to comply with a rule or regulation, it may be subject to fines, or other penalties, or its permit or licenses may be lost or suspended. Furthermore, the Cooperative may be subject to lawsuits if it operates in breach of the law, or for any number of reasons arising out of the ownership of property, such as environmental, construction, permitting, and zoning matters. The Cooperative may have to stop operating and its Investor Owners may lose their entire investment.

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MITIGATION EFFORTS

To mitigate this risk, the Cooperative has engaged a legal team from the Sustainable Economies Law Center (the “Law Center”) and entered into a pro bono legal services agreement, and fiscal sponsorship agreement with the Law Center. EB PREC has also contracted for additional support from Gundzik Gundzik Heeger LLP, a law firm with experience in Regulation A compliance.

Ownership of real estate comes with inherent risks.

RISK

We are subject to risks generally attributable to the ownership of real property, including for example:

●	changes in global, national, regional or local economic, demographic or capital market conditions,
●	changes in supply of or demand for similar properties in a given market, which could result in rising vacancy rates or decreasing market rental rates, and
●	changes in government rules, regulations and fiscal policies, including increases in property taxes, changes in zoning laws, limitations on rental rates, and increasing costs to comply with environmental laws.

All of these factors are beyond our control. Any negative changes in these factors could affect the Cooperative’s financial performance and our ability to meet our obligations and make distributions to Investor Owners.

MITIGATION EFFORTS

We conduct extensive due diligence on our prospective acquisitions, with the help of experienced professionals and advisors, in an effort to identify and plan for major issues that may arise. We also seek to get insurance in amounts and on terms commercially reasonable for each property. In addition, by working closely with Resident Owners, we hope to quickly identify and respond to new issues that may arise after we acquire each property.

EB PREC could terminate the Offering early.

RISK

The Cooperative intends to receive investments on a continuous basis, but also has the right to terminate this Offering at any time, regardless of the amount of capital raised. There is no assurance that other people will invest in this Offering, and there is no obligation for EB PREC to refund investments in the event that the Offering ends early. Terminating early will reduce our capital and ability to acquire properties.

MITIGATION EFFORTS

As its name suggests, East Bay Permanent Real Estate Cooperative is designed to become a permanent asset in our communities. By building a base of hundreds of members and supporters, EB PREC seeks to grow from a solid foundation, raising capital continuously and removing hundreds or even thousands of properties from the speculative market over time. Selling Shares to Investor Owners provides EB PREC with low-cost financing which is essential to creating permanently affordable housing. As such, it is unlikely that EB PREC would terminate this Offering early as a general rule.

There are limits to how much we can raise through this Offering, however, and if we raise our maximum we will need to close the Offering.

EB PREC may not raise sufficient financing.

RISK

The Shares are being offered by the Cooperative on a “Best Efforts” basis. This means that no one has committed to underwrite or otherwise buy any Shares in advance of this Offering. The Cooperative can provide no assurance that this Offering will raise substantial financing. Further, the Cooperative may be unable to secure additional loans or grant funding at the level shown in its projections or at all.

MITIGATION EFFORTS

Our fundraising progress to date has exceeded expectations. We’ve raised over $4,368,283 through the sale of Shares since the launch of the Cooperative in spite of, among other things, the impact of the COVID-19 pandemic and limited rollout of our marketing efforts.

As described later in this document, EB PREC is contemplating multiple property acquisitions ranging from low-cost to high-cost, meaning that EB PREC has the flexibility to focus on different acquisitions depending on the amount raised in this Offering. Regardless of the amount raised, it is likely that funds will be deployed for one or more acquisitions, which will eventually generate income for EB PREC.

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Our Staff Owners are human.

RISK

Our Staff Owners serve as stewards of the Cooperative, overseen by our Board of Directors. And all of the Staff Owners, employees and Directors are committed to our mission. However, we are all human. We will make decisions and seek to guide the Cooperative in a way that we believe will best serve our mission and stakeholders, but it is possible (and expected!) that we will make mistakes from time to time. Management will have significant flexibility in applying the net proceeds of this Offering within the scope of the business of the Cooperative. The failure of management to apply such funds effectively could have a material adverse effect on the Cooperative’s business and financial condition.

MITIGATION EFFORTS

We seek to mitigate this risk through education, mutual support, and accountability. We continue to grow and train our management team, as well hire and seek mentorship from experienced professionals to advise us in areas such as real estate, law, financing, accounting, and environmental matters. Further, our Board continues to guide the Cooperative towards non-hierarchical decision-making: by meaningfully engaging more individuals in Cooperative decisions, we hope to take full advantage of our collective knowledge, perspective, attention, and expertise. Finally, we have instituted a series of checks and balances between and among our Staff Owners, our Board, and our Members, so that we can hold each other accountable in a manner that is transparent, compassionate, and encouraging, rather than punitive.

Investors may have unforeseen tax consequences.

RISK

Shares purchased are investments and not donations. Investors will not receive a charitable tax deduction for purchasing Shares.

Dividends earned on the Shares will likely be taxable to the Investor, regardless of whether they are paid by check or reinvested in the Cooperative.

The Cooperative and its officers, Directors, and any other professional advisors do not provide advice or information about any tax consequences of any investment in the Cooperative. Each prospective Investor Owner should seek tax advice from their own advisors about the tax consequences of an investment in the Cooperative.

This document contains forward-looking statements and financial projections, and they could be totally wrong.

RISK

Financial projections provided in this document and elsewhere are based upon assumptions that the management of the Cooperative believes to be reasonable. However, given all of the risks summarized above and other unpredictable factors impacting the Cooperative, the projections should be viewed merely as financial possibilities and not as a prediction or guarantee of future performance.

Specifically, this document contains forward-looking statements (a term defined in Section 27A of the Securities Act), which tend to include words like “believe,” “may,” “will,” “could,” “would,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “hope,” or the negative or plural of these words or similar expressions. With these statements, we aim to project our revenues, income or loss, capital expenditures, business relationships, financing, property acquisitions, and plans for future operations to help you understand our business plan. But such statements are based upon management’s current expectations, beliefs, and assumptions about future events, and therefore involve a number of risks and uncertainties. As a result, you should not rely upon forward-looking statements as predictions of future events.

Except as required by law, neither the Cooperative nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Cooperative undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in its expectations.

You should read this Offering Circular and all related documents with the understanding that the Cooperative’s actual future results, performance, events, and circumstances may be very different from what the Cooperative expects.

Dilution can impact both financial returns and ability of Investor Owners to influence the Cooperative

RISK

When EB PREC sells more Investor Owners shares, or when EB PREC brings in Resident Owners, Community Owners, Staff Owners, or additional Investor Owners, there is likely no immediate impact on the financial rights of each Investor Owner. Dividend distribution targets are structured as a percentage of the amount invested (almost like interest on a loan), rather than a percentage of a total amount available for distribution.

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However, various factors could result in a reduction of financial return for Investor Owners. The number of Investor Owner Shares sold could impact the financial strength or weakness of EB PREC overall, which could either positively or negatively impact the likelihood that an Investor Owner will be able to redeem their shares and receive dividends in full. And more Investor Owner shares sold increases the cost to EB PREC of paying its target 1.5% annual dividends. This means that unless revenues meet or exceed those targets, the Board may not be in a position to declare dividends as high as 1.5% or, to the extent it does declare them, actually pay the full dividend to Investor Owners immediately.

From a control perspective, Investor Owners are limited to voting on only 2 of 8 director seats, and they vote for those seats alongside all other members. So as more Investor Owners or any other members join the Cooperative, the influence of a single Investor owner is naturally reduced. Moreover, all members vote on a one-member, one-vote basis. So this dilution occurs regardless of the amount invested. An Investor Owner who contributes $1,000,000 will have an equal vote to an Investor Owner making a $1,000 investment.

MITIGATION EFFORTS

On financial dilution, EB PREC seeks to manage its operations in a way to responsibly meet its financial goals so it is of course our hope that some of the concerns highlighted here never come to pass. More specifically, we give Investor Owners the opportunity to waive their right to dividends, and as of the date of this Offering Circular, approximately 52% our Investor Owner shares do not receive dividends. By reducing the amount of dividends to be owed to Investor Owners, each such waiver directly mitigates the risks of dilution highlighted above.

On dilution as it relates to voting, our one-member, one-vote system is intentionally broadly democratic and participatory. It is core to our structure and we believe very important to furthering our mission. If you are not comfortable with the fact that we are a Cooperative, you should not invest. In addition, the fact that a new Investor Owner, regardless of amount invested, only creates one more voter also serves as a mitigating factor against dilution concerns. Current members know that they will not be disproportionately diluted if a new Investor Owner invests a large amount.

Some investors are treated as owners of a Share even though they have only partially paid for their Share.

RISK

Prior to June 25, 2024 EB PREC offered a payment plan on a case by case basis to allow a prospective investor to become an Investor Owner even if they could not pay the full $1,000 Share purchase price up front. After June 25, 2024, no Shares to be sold through this offering may be paid through a payment plan.

As of December 31, 2023, there were 5 Shares purchased by CA investors that are not fully paid up and appear as a receivable totaling $3,470 on the Cooperative’s financials. All 5 of those Shares remain on a payment plan as of the date of this Offering Circular. The need for a payment plan was assessed on a need-based self-reporting basis, and EB PREC did not take steps to verify the prospective Investor Owner’s claims.

Those previously issued Shares were issued to the Investor Owner at the time of subscription, notwithstanding the fact that the purchasing Investor Owners only paid a portion of the purchase price at the time of subscription. Investor Owners on a payment plan have the same full voting rights as all other Investor Owners. The only difference between Shares purchased on the payment plan and other shares that were offered is that Shares purchased on a payment plan are entitled to earn dividends only on the amount of the purchase price actually paid towards the purchase price, not on the whole purchase price.

Prospective Investor Owners must be aware that despite our disclosures of Shares sold, these 5 Shares are not yet fully paid, meaning that we may not have received exactly as much capital as one might estimate based on multiplying the purchase price by our outstanding Shares, and there is a risk that we may not be able to collect on these receivables. Again, there were $3,470 in such receivables as of December 31, 2023.

In addition, those 5 payment plan Shares were sold as part of our Initial Offering exclusive to the state of CA prior to the commencement of this Offering. They are not counted towards our maximum offering cap through this Offering. We have since terminated the payment plan feature, and are not selling any more Shares through a payment plan, through this Offering or otherwise.

MITIGATION EFFORTS

As of June 25, 2024, EB PREC terminated the payment plan program, so this risk will not increase, and is expected to decrease as the 5 Investor Owners on a payment plan either complete their payments or are redeemed.

For those 5 Investor Owners who are on a payment plan, the Board may, at its discretion, identify all Investor Owners who have ceased, for 2 years or more, to make payments toward their $1,000 goal, and the Board may send notice that their payment is incomplete and request that they make an additional payment within 90 days. After that 90-day period, the Board may terminate such Investor Owner memberships who do not make additional payments and return amounts actually invested subject to the terms of our policy for redeeming Investor Owner Shares described above and detailed in our Bylaws. Without this action by the Board, Investor Owners on a payment plan will remain Investor Owners indefinitely.

EB PREC began to deploy funds received via grants from the Center for Cultural Innovation and SPARCC/Enterprise Community Partners to subsidize investor ownership for eligible community members from East and West Oakland as of October 2023. The Shares we offer via this subsidy program are no different from any other Shares, but these grants subsidize between 50% and 100% of the share purchase price. The availability of these subsidies reduced the need for individuals to rely on a payment plan to acquire Shares, thus allowing us to terminate the payment plan program. We do count these subsidized Shares against our maximum offering cap through this Offering at the full price of $1,000, regardless of in which combination that purchase price is paid (e.g. $1,000 by the grantor, or $500 each by grantor and investor). Because the purchase price is paid in full, these subsidized price Shares do not present the same capitalization risks as payment plan shares.

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ABOUT THE COOPERATIVE: Description of Business and Activities

East Bay Permanent Real Estate Cooperative, Inc. is a California Cooperative Corporation. In this document, we also refer to it as “East Bay Permanent Real Estate Cooperative” or “EB PREC” and the terms “we,” “us,” “our,” “Cooperative,” “management,” or similar terms.

Mission and Background

East Bay Permanent Real Estate Cooperative’s mission is to facilitate Black, Indigenous, People of Color, and allied communities to cooperatively organize, finance, purchase, occupy, and steward properties, taking them permanently off the speculative market, creating community controlled assets, and empowering our communities to cooperatively lead a just transition from an extractive capitalist system into one where communities are ecologically, emotionally, spiritually, culturally, and economically restorative and regenerative.

We were formed in recognition that the Bay Area’s vibrant, diverse communities are rapidly being displaced. In 1980, Black people were by far the largest ethnic group in Oakland, accounting for 46% of Oakland’s population1. By 2015, the Black population had fallen to 25.4%, now the 3rd largest demographic, following White (26.9%) and Hispanic (26.1%).2 Similar stories are unfolding across the country. We believe the only way to disrupt this pattern is to center communities of color in leading a just transition that conserves cultural assets and permanently protects land from speculative markets.

Approach

We’ve created an approach to stabilizing and preserving the heritage of our community through a participatory model of real estate acquisition and neighborhood development. Our model of real estate development is grassroots-led, rather than top-down. EB PREC engages everyday people in organizing, financing, acquiring, and stewarding land and housing.

EB PREC’s staff supports and provides technical and financial assistance to groups of community members who coalesce around the acquisition of properties, including homes, multi-unit buildings, land, cultural spaces, and commercial properties. The group (referred to by EB PREC as an “owner group” or “organizing group”) then organizes neighbors and other community members to support the project by becoming Owners of EB PREC. Financing from the sale of Investor Owner Shares will often be combined with other forms of financing like loans from community banks or credit unions, to enable EB PREC to purchase the property.

EB PREC then acquires title, permanently protecting the property from the speculative market, while over time delegating the governance of the property to small democratic groups of residents. EB PREC collaborates with residents to set rents – not for the purpose of generating profit – but with the goal of keeping real estate affordable by operating at-cost and returning surplus to residents. The rents are calculated with the goal of covering the financing, acquisition, and operational costs of each project. These residents also become Resident Owners of the Cooperative, giving them the right to vote and other matters on a one member, one vote basis. One Director is elected exclusively by Resident Owners to ensure representation on our Board of Directors.

Primary Activity

EB PREC’s primary business activity is to buy, rehabilitate, steward, and manage real estate, while sustaining EB PREC’s operations with rental income from the properties. EB PREC’s unique model of development engages community members and local organizations in the visioning and planning process for each property, meaning that each property has a group of people personally “invested” in the success of the project.

While the real estate market is cyclical and can be unpredictable, EB PREC is uniquely situated to reduce risk in our portfolio over time for various reasons.

●	By co-managing our properties with EB PREC’s Resident Owners, we are likely to have lower turnover, better property upkeep, and be able to better anticipate and proactively address problems through active communication and relationship building with residents.
●	The Cooperative is building strong relationships with local community land trusts, affordable housing developers, attorneys, and housing rights organizations. These partnerships will help us access skills, professional expertise, financing, and economies of scale.

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1 https://www.sfgate.com/bayarea/article/25-drop-in-African-American-population-in-Oakland-2471925.php

2 http://www2.oaklandnet.com/oakca1/groups/ceda/documents/agenda/oak069022.pdf

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Secondary Activities

EB PREC has taken on secondary business activities, most emerging from the deep connections EB PREC has built with local government, community members, and organizations, in order to carry out its mission. EB PREC’s secondary activities include:

EDUCATION

EB PREC has contracted with and been paid by both the Law Center and Northern California Land Trust (NCLT) to develop educational curriculum, classes, and events related to community stewardship of land and housing. For example, NCLT hired EB PREC to develop and host a resident training program for the Co-op 789 real estate project described elsewhere in this document. The City of Oakland has also hired EB PREC to design and implement the anti-displacement outreach, education, and organizing portion of the $28,000,000 Transformative Climate Communities (TCC) “Better Neighborhoods, Same Neighbors” grant they received from the Strategic Growth Council.

COMMUNITY EVENTS

EB PREC hosts many community gatherings, discussions, book clubs, and other events. These community events create a small income stream to the Cooperative, because they grow the number of EB PREC’s Community Owners, who, upon joining, make regular financial contributions to EB PREC.

PUBLIC SPEAKING

EB PREC has received a small stream of earned income in the form of fees and honorariums for public speaking events and presentations.

TECHNICAL ASSISTANCE AND CONSULTING

Staff of EB PREC are providing or have provided in-depth technical assistance to local organizations with similar or overlapping goals, including the East Oakland Grocery Cooperative, Oakland’s Black Cultural Zone, BlacSpace Cooperative, Justice Funders, and Alena Museum. In addition, EB PREC staff have done paid consultations with groups throughout the continent, such as a real estate project in Montreal seeking to model itself off EB PREC, a consultation in Jackson Mississippi with New West Jackson Cooperative, and a consultant role with the Local Initiatives Support Corporation (LISC), a Community Development Financial Institution to organize a West Oakland equitable development advisory committee for the 7th Street Corridor. EB PREC also consulted with the City of Oakland as the City developed a program to support low income homeowners to obtain loans and navigate the permit and construction process in order to create more affordable housing stock in Oakland.

In 2022 EB PREC created an official “Owner Group” process where members of the Cooperative can create affinity groups within the Cooperative to work toward certain goals, like acquiring a property, or supporting an initiative. These groups will have increased access to staff for technical assistance, and will help us differentiate and prioritize assistance to Cooperative members and their projects.

COALITION-BUILDING

EB PREC staff is active in many local and regional housing justice organizations and coalitions, including the Black Cultural Zone Collaborative, the People’s Land and Housing Alliance, the Regional Tenant Organizing Network, and the Oakland Property Acquisition Collaborative. To date, much of this work has been unpaid, and although this requires the time and capacity of our staff and organizers, we continue to believe that it is an important use of these resources. In 2022 and 2023 EB PREC applied for and participated in two training programs: CalCORE, hosted by Community Vision and Genesis LA; and Preservation Academy, hosted by Enterprise community partners, both of which included coalition building and training, as well as stipends for our participation. Additionally the consulting work with LISC (mentioned above) centers around coalition building through an advisory committee of local stakeholders to the 7th St. Corridor.

Staffing and Support

CURRENT STAFFING AND SUPPORT

As of April 2024, 9 individuals worked full time on projects for the Cooperative, and an additional 6 worked part time on EB PREC initiatives. The Cooperative directly employs 8 full-time employees. In addition, the Law Center employs 6 people who work part-time to support with EB PREC’s development and legal needs, in addition to Noni Session, who is employed full-time to support the work of EB PREC and related education and organizing, under a project fiscally sponsored by the Law Center, called Collective Action and Land Liberation Institute.

Aside from EB PREC and Law Center employees, EB PREC meets regularly with Gundzik Gundzik Heeger LLP for support with Regulation A compliance, and with attorney Daniel Rollingher for real estate legal support.

The Cooperative has also contracted with Sabi Design Build and Loman McNamara as the Design Build team to provide architectural services for Esther’s Orbit Room. In 2023 EB PREC hired George Syrop as our Communications Manager.

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HIRING PLANS

We are currently hiring, and plan to bring on additional staff over the coming year. The responsibilities of these hires have not been finalized, but may include real estate analysis, project support, grant writing & reporting support, administration, and property management.

What is Unique About EB PREC’s Corporate Structure?

EB PREC is a California Cooperative Corporation, which is described in the California Corporations Code sections 12200-12704.  According to section 12201 of the Code, “such corporations are democratically controlled and are not organized to make a profit for themselves, as such, or for their members, as such, but primarily for their members as patrons.” As such, Investor Owners should not view the purchase of Investor Owner Shares as an opportunity to profit in the way that investors in conventional stock corporations might. Rather, Investor Owners are providing low-cost capital to support the work EB PREC does for the community, staff, and residents.

Structure and Governance

EB PREC has a unique legal, governance, and financial structure that is best understood by reading our cartoon Bylaws, attached to this document as Exhibit 2.b. We have written these Bylaws with the goal that all Owners read, understand, and feel empowered by our structure.

Unlike a conventional housing cooperative, which is formed to provide housing to a defined group of residents, EB PREC could be described as a “movement cooperative,” because it is designed not only to provide housing and affordable real estate, but also to build a large membership base and serve members’ collective goal to transform our neighborhoods and our systems for land ownership.

To this end, EB PREC has 4 categories (or “classes”) of Owners (or “members”), each with different rights, qualifications,  responsibilities, and ways of participating in EB PREC:

1.	Community Owners
2.	Investor Owners
3.	Resident Owners
4.	Staff Owners

The securities being sold through this Offering enable people to become Investor Owners. Our three other classes of members and their rights and liabilities are detailed in our Bylaws and described briefly below:

Community Owners have voting rights. Like all of our Owners, Community Owners each get one vote at our member meetings and on any items otherwise brought to a cooperative-wide vote. As a group, Community Owners have the exclusive right to select one member of our board, the “Community Director”, and share voting power with all other owner types in electing our Treasurer and President. Community Owners pay non-refundable dues, which can be as little as $10 per year. Community Owners have no financial interest in the cooperative. In other words, they have no right to receive dividends nor return of their dues, and their memberships are not eligible for conversion or redemption. Community Owners must be rooted in the East Bay, and must review our Bylaws and agree to our Points of Unity, as stated therein on pages 5 and 6.

Resident Owners also have voting rights, with one vote each at our member meetings and on any items otherwise brought to a cooperative-wide vote. As a group, Resident Owners have the exclusive right to select one member of our board, the “Resident Director”, and share voting power with all other owner types in electing our Treasurer and President. Resident Owners also have rights regarding occupancy of property owned by the cooperative, and may or may not have financial rights and responsibilities. Resident Owners who do not make financial contributions for their right to occupy (for example dependents whose caregivers pay for the space) do not have any financial rights or responsibilities particular to the Cooperative. Resident Owners who do make financial contributions may benefit from patronage refunds, in which surplus may be rebated to those residents based on the income and expenses related to their residence. We call this refund “limited equity”, although it differs from the conventional use of the term “equity.” When a Resident Owner terminates their ownership, they will receive any patronage refunds not yet distributed to them, in accordance with the slide 47 of our Bylaws “Paying Owners When they Leave”. Resident Owners must be residents of our properties in the East Bay, and must review our Bylaws and agree to our Points of Unity, as stated therein on pages 5 and 6.

Staff Owners also have voting rights, with one vote each at our member meetings and on any items otherwise brought to a cooperative-wide vote. As a group, Staff Owners have the exclusive right to select a member of our board, the Secretory (also called the “Staff Director”), and share voting power with all other owner types in electing our Treasurer and President. Staff owners are paid for their labor, but do not have any profit-sharing or patronage rights. Staff Owners take on a high level of responsibility and accountability at the Cooperative. Except as otherwise provided, the Board delegates management of the Cooperative to Staff Owners. Staff Owners are responsible for facilitating democratic decision-making and moving the Cooperative toward our mission and vision, for hiring and removing staff, for maintaining clear and transparent communication, and to otherwise manage the organization. Staff Owners must review our Bylaws and agree to our Points of Unity, as stated therein on pages 5 and 6.

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HISTORY AND DEVELOPMENT OF THE COOPERATIVE

East Bay Permanent Real Estate Cooperative, Inc. was incorporated in 2017 after nearly one year of meetings and planning by the People of Color Sustainable Housing Network (“POCSHN") and the Sustainable Economies Law Center (the “Law Center”). This section provides a timeline of its development and evolution.

2016: Visioning and Planning

Growth of People of Color Sustainable Housing Network (POCSHN): POCSHN was founded in 2015 and, by early 2016, had grown into a network of more than 1,000 community members who joined a MeetUp group, attended events, and/or subscribed to the group’s newsletter. Among other things, this group sought to learn about models of collective land ownership that could combat displacement of people of color in the East Bay.

Development of the “permanent real estate cooperative” model by the Law Center: The Law Center, founded in 2009, had, by 2016, become frustrated with the practical and legal limitations of current models for development of affordable housing. Law Center staff drafted a concept piece proposing a new model called the “permanent real estate cooperative.”

Joint monthly planning meetings: After POCSHN attended one of the Law Center’s legal clinics, the two organizations began in April 2016 to meet monthly to plan the formation of a permanent real estate cooperative, gathering feedback from POCSHN members and refining the envisioned legal and financial structure.

2017: Incorporation and Development

Incorporation and Board: EB PREC was incorporated as a California Cooperative Corporation on February 27, 2017, simple Bylaws were adopted, and a 3-member Board of Directors (Marissa Ashkar, Lina Buffington, and David Jaber) was appointed to steward EB PREC’s development.

Community meetings and working groups: Twice per month from July to December, 2017, EB PREC hosted public meetings to gather feedback from community members on topics such as mission, vision, values, property selection, fundraising, and governance. Small working groups were formed and met separately on topics such as governance, finances, education, and partnerships.

Grants and support staff: Two grants secured by the Law Center (from Full Circle Fund and Christensen Fund) enabled EB PREC to pay stipends to two individuals, Marissa Ashkar and Lina Buffington, to carry out work that included event planning, communications, and administration.

2018: Staffing, Funding, and Launch

Staff Collective: From the working groups formed in 2017, a group of four core leaders emerged (Marissa Ashkar, Noni Session, Ojan Mobedshahi, and Shira Shaham), and in early 2018, the Board formally appointed all four to comprise EB PREC’s first staff collective, along with Gregory Jackson, a staff member of the Law Center.

Loan and donations: In a competitive process, EB PREC was chosen in early 2018 as a recipient of a $100,000 loan accompanied by technical assistance from the Force for Good Fund/LIFT Economy. EB PREC and the Law Center also obtained $11,000 in other donations to support EB PREC’s staffing and operations. The Law Center received a competitive $25,000 Cooperative Innovation Award from Capital Impact Partners for the incubation of the EB PREC. The Law Center paid the full award to EB PREC to support staffing and operations.

Structure: EB PREC staff worked closely with the Law Center and consultants from LIFT Economy to refine EB PREC’s legal, governance, operational, and financial structures, adopting comprehensive graphic governing documents, called our Bylaws, in December of 2018. A copy of our Bylaws, as amended, are attached to this Offering Circular as an Exhibit.

Launch and first 80 members: On December 5, 2018, EB PREC held a launch event and had our first 80 members pledge their commitments to EB PREC. By December 17, 2018, EB PREC accepted payment from both Investor Owners (those purchasing $1,000 Investor Owner Shares)3 and Community Owners (those making donations of $10 per week, month, or year).

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3 Prior to the launch of the Initial Offering, Investor Owner shares were sold only in limited quantities to California residents, consistent with a state exemption from securities registration available to California Cooperatives, namely that exemption contained in California Corporations Code 25100(r). Although the Cooperative may continue to avail itself of this exemption strategy for California residents, for so long as the Offering is qualified we have instead sold Investor Owner shares through this Offering, even to California Residents.

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Project planning: In late 2018, EB PREC began meeting and forming partnerships with two local land trusts to plan its first two real estate projects.

2019: Projects and Funding

Real estate projects: Throughout 2019, EB PREC organized with community members to explore more than a dozen potential properties, one of which, Co-op 789, was acquired in partnership with NCLT in May 2019. Significant current and planned real estate projects are described later in this document.

Education, events, and relationships: Throughout 2019, EB PREC staff attended dozens of meetings per week, spoke at conferences, held workshops, discussions, and other events to build community and orient and engage Owners, and deepened relationships with many local residents and organizations.

Membership and financing: By the end of 2019, EB PREC’s membership had grown to 70 Community Owners and 153 Investor Owners, 4 of whom invested a cumulative additional $64,000 (in addition to their initial $1,000 Shares) through a California-only private offering in the fall of 2019. This private offering also included a $25,000 loan from another Owner. Some Investor Owners have set up payment plans to purchase their share in installments, and have not yet purchased their shares in full. In sum, EB PREC raised $200,300 in capital from Owners in 2019.

Grants and donations: EB PREC partnered with the Law Center to secure a handful of grants, including from Solidaire, Chan Zuckerberg Initiative, Chrysalis Fund, Roddenberry Foundation, and Threshold. EB PREC received a direct grant from the Center for Cultural Innovation.

Capacity building: In 2019, EB PREC brought in 3 new staff members and had its first summer intern, and onboarded two Directors appointed by the East Oakland Collective and Sogorea Te Land Trust to ensure Indigenous and Black representation and wisdom on the Board. EB PREC was invited to join various coalitions including Homes 4 All and the People’s Land and Housing Alliance, deepening our roots in the organizing community. EB PREC worked with LIFT Economy and Fortify Community Health to end the year with a strategic planning retreat.

2020: New Projects, Growth, and Collaborations

Completion of first independent property acquisition: In May of 2020, EB PREC received a donation of a 4-bedroom home in Berkeley, which we refer to as the Prince Street Project, described further below.

New real estate projects: Having partnered with other local organizations, EB PREC initiated several new real estate projects, described below in the Description of Properties and Real Estate in Development. One project, not described below, was a majority Black cooperative triplex in Oakland known as “Chateau L’Orange,” for which EB PREC was approved to receive an affordable housing subsidy from the City of Oakland, through Measure KK. While the seller ultimately withdrew from the deal and the project fell through, the process laid significant groundwork for further collaboration with the City of Oakland, as described below.

In January of 2020 EB PREC staff officially took on Esther’s Orbit Room as a “Project”, meaning our staff dedicated substantial time into developing an acquisition and development plan. Despite the COVID-19 pandemic, by December 2020 we had managed two site visits with an architect and City of Oakland allies, were in underwriting for two loans, and in negotiations with the seller.

Work with the City of Oakland on three initiatives:

●	Transformative Climate Communities (TCC): EB PREC partnered with the City and various other community groups, including the Black Cultural Zone, Planting Justice, Scraper Bikes, and more, to apply for a $28 million joint grant to support various programs in East Oakland. The grant was awarded to the City of Oakland and includes up to $786,000 over 4 years for EB PREC to do displacement avoidance organizing in East Oakland.
●	ADU Kitchen Table: EB PREC was invited by the City of Oakland to sit on a “Kitchen Table” committee that helped review applicants and selected a contractor who to represent the needs of the community in an City of Oakland RFP process to develop an affordable housing ADU program.
●	Measure KK: EB PREC is making strides toward receiving public funding for our projects. The Cooperative applied for funds under Measure KK, Oakland’s affordable housing bond, in January of 2020. There were challenges since the City is used to working with nonprofits, not cooperatives, but through a series of collaborative conversations with city staff to educate them on EB PREC’s model, the City ensured that EB PREC was and is able to apply for such funding, and has hired the Urban Homesteading Assistance Board to consult with them so that they can better learn to serve housing cooperatives.

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Community engagement and education:

●	Online community engagement: When government-mandated Shelter-in-Place began in the Bay Area in response to the COVID-19 pandemic, EB PREC moved its community engagement online. We convened a series of online scenario planning calls with the community to help craft EB PREC’s response to COVID-19, rising unemployment, and a potential recession. These calls opened up direct and regular dialogue with our Owners to help adjust our strategy to meet the needs on the ground, and help build out the vision, strategy, and tactics for our community-led property acquisitions.

●	Building cultural centers: EB PREC continued working with cultural anchors in East and West Oakland, Black Cultural Zone and Alena Museum, respectively. In partnership with these arts anchors, and funding from the Center for Cultural Innovation, EB PREC developed a fellowship program to support each of these organizations both internally with their governance structures and operations, and externally on the pathway to property acquisition with financial modeling and feasibility, site analysis, financing, and more.
●	Resident education: In collaboration with Northern California Land Trust (NCLT), EB PREC led resident education workshops for Co-op 789, a project we are developing with NCLT. Workshops have covered a range of topics, including Intro to Co-ops, Bookkeeping and Accounting for Co-ops, Resident Selection, Community Agreements, and more. This educational series is laying the groundwork for training to be offered to future Resident Owners.

This Direct Public Offering: As described in footnote 3, above, EB PREC’s initial fundraising was conducted primarily in reliance on and subject to limitations imposed by certain exemptions from registration available under California law to California entities raising money from California investors. In order to increase our impact however, and in close consultation with the Law Center and other advisers, the Board authorized the Cooperative to open participation to prospective Investor Owners outside of California under the terms of SEC Regulation A+, Tier 2, in what became this Offering. On September 29, 2020, the SEC formally qualified the Initial Offering of Investor Owner Shares by EB PREC directly to investors across the United States, pursuant to the terms of Reg A+ Tier 2. In order to maximize our capacity to benefit from this opportunity, EB PREC hired an Investment and Fundraising Director, Annie McShiras, and began planning for a public campaign to bring in funds through this Offering. Annie and other key members of our staff continue to work with Counsel to manage this offering, overseen by the Board.

2021: Esther’s Orbit Room, Capital Campaign, and Organizational Growth

Esther’s Orbit Room: In September of 2021 EB PREC acquired Esther’s Orbit Room and adjacent properties (1720-1724 7th St., and 1715 Goss St., in West Oakland), collectively “Esther’s Orbit Room Cultural Revival Project”, for $1.5 million. This 9,000+sq ft mixed-use historic property includes a venue, bar, cafe, gallery, and residential units in West Oakland. The property has been vacant since 2013 when Esther's nephews sold it to a speculative investor, from whom we were able to purchase the property. In order to protect the rest of the cooperative from the activities happening at Esther's Orbit Room, we created a wholly-owned LLC that holds title to these properties. This LLC is owned by and controlled by EB PREC, but the separation of financials and legal status provide a limitation to the liability that can pass from the LLC to the Cooperative.

EB PREC was able to complete the purchase with a 0% interest loan from Impact Assets, via the Restorative Economies Fund, for $1.7 million, while also negotiating the terms of a $1.4 million construction loan from the San Francisco Foundation. Before closing escrow EB PREC conducted extensive due diligence on the project, including Building Inspections, Phase I and Phase II Environmental Inspections, Seismic Risk Analyses, a Feasibility Study, and more, partly funded by a $90,000 recoverable grant from LISC. The property needs substantial rehabilitation, but includes a vacant parcel of approximately 2,000 sqft. More information on the project can be found at ebprec.org/esthers.

Capital Campaign: EB PREC staff worked diligently to plan and launch a capital campaign in connection with this Offering, and raise money for upcoming projects including the acquisition of Esther’s Orbit Room. We invested significant staff time from our Communications team to spread the word about our capital campaign. From May 2021-July 2021, we conducted an 8-week marketing campaign to increase visibility for Esther’s Orbit Room and this Offering. This campaign spurred lots of interest that continued to bring investors to the Cooperative for the rest of the year, and we successfully met our capital campaign goals.

Resident Owners: After doing minor rehabilitation of the Prince Street property, EB PREC welcomed its first official Resident Owners into the Cooperative on January 1st, 2021. EB PREC and staff from the Law Center engaged with residents to craft our first Resident Owner Share Agreements (parallel document to a Lease Agreement for our Resident Owners).

Hiring for the TCC “Better Neighborhoods, Same Neighbors” grant: EB PREC hired three new amazing staff members for our anti-displacement organizing project in East Oakland: Chris Chew, Bee Coleman, and Scott Ortega-Nanos.

Juneteenth Celebration/Open Member Meeting: In June 2021 EB PREC held its first in-person event in over a year! This outdoor celebration at Liberation Park (managed by the Black Cultural Zone) was a fun and engaging way to reconnect with members, meet new community, review our history and envision our future together. It was a celebratory land liberation event with delicious food and dancing along with the chance to update our members on the Cooperative’s progress.

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More funding for Co-op 789: While Co-op 789 received a $600,000 subsidy from the City of Oakland in 2019, in 2020 the city doubled the funding for which Co-op 789 was eligible under the same program. Thus, in January 2021 NCLT and EB PREC applied again for another $600,000 in funding for the project. This funding was awarded to the project, and NCLT and EB PREC are working with the city and their consultants to refine the loan documents so that EB PREC can purchase the property from NCLT in the coming years, while keeping the funding subsidy in the project.

Subsidized investor ownership: EB PREC has begun to deploy funds received from two grants from the Center for Cultural Innovation to subsidize investor ownership for eligible community members from East and West Oakland. The Shares we are offering are no different from any other Shares, but this grant subsidizes between 50% and 100% of the share price. Prospective Investor Owners must apply for these subsidies, and those who receive Shares supported by subsidies will have all the same rights as other Investor Owners. The $65,000 available for subsidies has been supplemented by an additional $50,000 infusion from the Low Income Investment Fund, and will be allocated on an ongoing basis until exhausted, or more funds are acquired for this purpose. Right now community members can apply in person at certain events, or online.

2022: Ease and Impact

Designing Esther’s Orbit Room: Starting in December of 2021 we began engaging our community to help us design the programming and vision for a revived Esther's Orbit Room in a more formal process (compared to the engagement we did over the course of 2021 and 2020). We hired local architect Prescott Reavis at the end of 2021 to help us design and facilitate the community engagement process. Prescott was a well known and loved community member, activist, educator, and President of the San Francisco Bay Area chapter of the National Organization of Minority Architects. Prescott tragically passed away in February of this 2022. We have done our best to carry Prescott’s legacy of love and deep community involvement in our work. Our community design process has included a diverse array of strategies, including sit-down design sessions on site, virtual feedback sessions, online surveys and videos, and happy hours with live jazz on site to bring the neighbors out and engage them with walk-throughs of the property. Gathering on site has allowed us to build community and engage one another in meaningful ways around the future of the project.

Esther’s Project Team: In the spring of 2022 EB PREC hired Sabi Design Build to be the project architects for Esther's Orbit Room. Sabi is partnering with Loman McNamara, a local architecture firm, on the design, architectural drawings, and permitting elements of the work.

Funding for Esther’s: In January 2022 EB PREC was awarded a $600,000 grant for Esther’s Orbit Room from Community Vision and the Hewlett Foundation, as a part of their Performing Arts acquisition grant program. We negotiated the terms of the grant with them, completed the paperwork, and received the funding in July of 2022. We also finally signed the paperwork to secure the $1,400,000 construction loan from the San Francisco Foundation in September 2022, which we had been negotiating since 2021.

Anti-displacement in Deep East Oakland: Our Displacement Avoidance Team did amazing work in Deep East Oakland in 2022. In addition to all the relationship building, canvassing door-to-door, and tabling at events, EB PREC was instrumental in the launch of a new resource space on 94th and East 14th Street, including a literacy program with free books, and space for all of the TCC Partners to gather and work out of. Mayor Libby Schaff and Councilmember Reed spoke at the launch event in July4.

Resident Ownership “Phase 2”: For the first time, in 2022 we implemented what we consider our full resident ownership package. Building on the Resident Owner Agreement that we designed and implemented in 2021, we updated the agreement so that our residents started to build limited equity, and share in any surplus generated from their properties. This is a critical way in which our model transforms financial tools and traditional conceptions of individualized home ownership into the redistribution of wealth for financial justice and shared stewardship.

2023: Captivate, Cultivate, & Activate

Structure and Delegation:

As our team grew from 3 to as many as 11 full-time staff, our organizational structure needed to change accordingly. As a cooperative we strive to be inclusive and uplift all voices, we can also choose collectively to delegate responsibility and power in ways that make us more efficient and bring ease to our work. The Staff Collective (our core circle) has created the following circles, each with a purpose statement that creates a scope of work and responsibility delegated to that circle, while maintaining the responsibility to inform staff and our members about their activities, and gain consent regarding decisions that impact others. The circles include: Admin, Budget, Communications, Community, Governance, Hiring, Money, Projects, Resilience, and Transformative Climate Communities. These circles, their membership, and their scopes of work, evolve over time.4

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4 https://www.oaklandca.gov/news/2022/progress-update-on-community-driven-projects-to-improve-east-oakland-neighborhoods-while-avoiding-displacement

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Strategic Planning: In the first half of 2023 each “circle” within our staff drafted and proposed strategic goals that will guide their work over the coming year or two, in alignment with our mission and shared vision. As a cooperative, this process has been very helpful in creating alignment and consent across the staff, while allowing for each of our staff members to exercise leadership and autonomy and trust-building across the team. These one- and two-year goals include the acquisition of additional commercial and residential properties, fundraising, the creation of more internal systems, standard operating procedures, and guides for EB PREC’s internal operations, targets for outreach and engagement, educational initiatives, and more. We will use these goals to guide our work together, and revisit them on a regular basis to revise and update.

New Acquisitions: Our goals in 2023 was to acquire two additional residential properties, and gain site control over one commercial property on 7th St.--and we met those goals. We started with a few leads we are pursuing for our residential acquisition, including a QTBIPOC cooperative house, and a vacant 16-bedroom co-living property, among others. We ended the year with the purchase of a 10-unit residential property on Pippin St. in East Oakland, and we closed on a commercial property on 7th St. called “The Barn”, both of which are described in more detail in the following section.

Community members can always suggest new projects to EB PREC by filling out this intake form: https://ebprec.org/intake-form.

Board Updates: In 2023 our Staff Director and Resident Director were up for re-election, our Black East Bay Director’s term was up, and our Indigenous Director decided to step down for capacity reasons. Shira Shaham was re-elected as Staff Director. Ellen Sebastian-Chang decided not to run for the Resident Director position again, and despite best efforts and reaching out to all residents multiple times, and extending deadlines, no one qualified was nominated and ran for this position, so the Resident Director position is currently vacant. The East Oakland Collective re-appointed Candice Elder as the Black East Bay Director. We worked with Sogorea Te’ Land Trust to appoint a new Indigenous Director, and brought on Inés Ixierda in the Spring of 2023.

The Board has also approved the Follow-On Offering, and continues to work with staff and counsel to ensure compliance with state and federal securities laws in the offering of Investor Owner shares. The Board also approved our Redemption Policy, as our earliest Investor Owners achieved 5 years of ownership in late 2023, making them eligible to request redemption of their Shares.

Relaunch Black Economics Salon: After a year of fun community-centered happy hours and community design sessions at Esther’s Orbit Room, we are transitioning into a more focused and nuanced engagement series. In 2019 the Black Economics Salon focused our attention on 7th st., so now we are reviving the series to engage Black entrepreneurs to envision how their organizations or operations might utilize the space at Esther’s Orbit Room. Over the coming year we hope to inform the community about the opportunity to participate in the project, and refine a list of potential operators, eventually co-creating the plan and tenant improvement design with the operators. Unlike a traditional lease-up process, this is an emergent process that we are co-creating with our participants.

Owner groups: After launching our “Owner Group” process in 2022, we have been experimenting and integrating feedback from members as they engage in the process. As of July 2023 EB PREC had 8 active Owner Groups, most of which have formed for the sake of organizing with EB PREC to acquire property. So far this seems like a viable process for community-led acquisitions to engage with the technical and institutional support of EB PREC.

2024: Capacity Building, Infrastructure & Systems Improvements, and Planning for the next 5 Years

5 Years of EB PREC: The last five years came with some big wins for EB PREC and our land sovereignty movement, and we celebrated our 5 year anniversary in December 2023! We've liberated several properties, increased our staff, and have a membership roster of close to 600 members!

Bylaws Amendments: On January 29, 2024, EB PREC received final approval from its Vision Protectors of certain amendments to its bylaws. Members of the Cooperative voted to approve the Bylaws in late 2023, however the changes did not come in effect until the amendments were approved by the our Vision Protectors (more detail on that process is discussed on Slide 38 of the Bylaws). Changes to our bylaws in this round of amendments included, for example, several changes to update our resident owner model as it's evolved during implementation from a vision to reality, including legal agreement structure, resident accounts, inheritance, removing purchase price, allowing for multiple resident owners in a unit, and more; an update to allow our staff collective to adopt a longer time frame and more hours required for staff ownership; and certain clarifying edits to technical terms used in the Bylaws.

Also, in July 2024 the Board of Directors voted to approve additional changes to our Bylaws. These material changes include: 1) Shares Can No Longer be Purchased on a Payment Plan; 2) If a Promissory Note is Issued as Part of Redeeming Investor Owner Shares, Its Terms are Fixed; and 3) Clarifying Edits Relating to Administration of the Cooperative’s Redemption Policy. These changes are all described in greater detail in our recently filed Form 1-U Board Amendments Report, and elsewhere in this Offering Circular.

Finally, a complete set of the updated bylaws are attached as an exhibit to this Offering Circular.

Staff Retreat: In March 2024, the EB PREC staff collective came together to align on our 2024 work-plan and map out our five-year vision. We've exited our infancy and want to continue to bring the same energy and transformative approach to land sovereignty for the next five.

Our staff retreats are designed to leverage our wins, put our cooperative values into practice, and exercise how we share power as an organization. Every member of our staff collective contributed to and discussed our Cooperative’s direction and objectives for the year.

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At this retreat, we solidified EB PREC's theme for 2024: capacity building, project completion, and reinforcing our internal systems to sustainably hold our work well into the future. We have a lot on our plate for 2024, but we're feeling energized by our work and our community's support.

Board Updates: In 2024 our Financial Director (Treasurer), Resident Director, Governance Director (President), and Community Director were all up for re-election. In March and April of 2024 we hosted elections for these open seats.Toshia Christal was elected as the new Resident Director and has transitioned to that seat from her current seat as Community Director. Annette Haugabook was elected as Community Director, Annie Ledbury was elected as Financial Director, and Rakita O’Neal was elected as our Governance Director. All of these positions began on May 1st, 2024. Please find more detail on these new Board members in the “Board of Directors” Section below.

2024 Plans: We are excited for our 2024 plans, outlined in bulleted form below. Please keep in mind that as forward looking statements, many or even all of the plans may not come to pass, for any number of reasons, including the risks detailed elsewhere in this Offering Circular. But we are hopeful, intentional, and learning and working together each day:

●	Capacity building:
○	We plan to increase training and capacity of current staff to support residents of our new acquisitions;
○	We’ve set the stage for a few additional hires to support our growth, with onboarding slated to begin in May-June 2024. These include:
■	a Development & Grant Writing Associate and
■	a Real Estate & Finance Analyst.

●	Capital Campaign planning:
○	Our last capital campaign launched in 2021 and supported our acquisition of Esther's Orbit Room, and the other properties we have acquired since. We plan to lay the groundwork for our next capital campaign in 2024, which we expect to launch publicly in 2025. We hope this campaign will support the purchase of one or more commercial or mixed use property on West Oakland’s 7th st. corridor, as well as other residential projects throughout the region.’s 7th st. corridor, as well as other residential projects throughout the region.

●	Zooming out, neighborhood transformation at the local, regional, and national levels is one of our long-term goals in 2024 and beyond. We have seen the ripple effects of our ecosystem building work in both West Oakland and at the city-wide level. Our increased capacity and systems improvements over the coming year will greatly support our ability to both strengthen our internal organization and support our coalition work to improve the city of Oakland for the benefit of our community in service to Development without Displacement.

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DESCRIPTION OF PROPERTIES AND REAL ESTATE PROJECTS IN DEVELOPMENT

Property Owned by EB PREC: Prince Street Project

In May of 2020, EB PREC received a donation of a 4-bedroom single family home and dance studio in Berkeley, CA, with an appraised value of $1,175,000. The donor, who is in her 80s, has retained a life lease on one of the home’s bedrooms, allowing EB PREC to lease out the other three bedrooms and make the dance studio available. From 2020 to 2022 EB PREC performed safety upgrades and remodeled the kitchen, roof, and siding. Our first group of official resident owners moved in on January 1, 2021. We implemented our updated resident owner agreement in April 2022, so the residents there are now building limited equity through their membership in the cooperative!

In Development: Co-op 789

In 2019, EB PREC organized with tenants and partnered with Northern California Land Trust (NCLT) to have NCLT purchase and co-steward with EB PREC a fully occupied 3,880 sq ft 4-unit residential building in North Oakland, for $1.3 million. The financing includes a $600,000 loan from the City of Oakland from Measure KK, a municipal bond for affordable housing. EB PREC, NCLT, and the property residents came together with the shared goal of transferring the property to EB PREC ownership within three years. EB PREC raised $200,000 to fund necessary rehabilitation, and has lent these funds to NCLT, while providing construction management and engaging residents in a co-op training program, eventually purchasing the property from NCLT. By 2021, fortunately, EB PREC and NCLT applied for and were awarded two additional rounds of Measure KK funding to provide an additional $1Million for the project, and facilitate the eventual transfer to EB PREC.

We are excited to report that finally, in December 2023, the joint project for our shared North Oakland Property, Coop789, closed escrow on the Measure KK loan of $1M from the City of Oakland to finance improvements and rehabilitation of substantial deferred maintenance on the property. Since our initial support in 2019, this funding has allowed both organizations in this partnership, EB PREC and NCLT, to take this property permanently out of the speculative real estate market and convert it into permanently affordable co-op ownership housing. This final $1M is in addition to the $600k the City already gave to the project initially for the acquisition.

Corridor Concept Developed: West Oakland 7th Street Cooperative Cultural Corridor / Uwazi Commons

Through a series of community meetings dubbed “Black Economics Salons,” in 2019 EB PREC, Mandela Grocery Cooperative, and community members developed the concept of the 7th St. Cooperative Cultural Corridor, aka Uwazi Commons, to ground our work along the historic West Oakland 7th Street. The vision is for Uwazi Commons to be an intergenerational space weaving in Afro diasporic food, retail, arts, and learning. Its mission is to keep Oakland artists & artist-preneurs in Oakland while building quality of life and community strength through shared space, culture, innovation, and economic solidarity.

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This salon series led to two projects: The Esther’s Orbit Room Cultural Revival Project and “7th St. Thrives”.

7th St. Thrives is a project led by a partnership between EB PREC and Bay Area LISC. Together we are embarking on an emerging Economic Inclusion Strategy on 7th Street in West Oakland—a multi-year effort that supports an integrated, place-based approach to advancing a collective economic revitalization in which no one is left behind. This strategy seeks to nurture 7th Street’s strengths and untapped opportunities, address areas of need around affordable space, sustainably resource its residents, leverage human and capital resources, and foster intercommunal and economic connections that lead to greater economic opportunity for Black, legacy and current residents living at and around the 7th Street neighborhood. We will do this by supporting the sustained activation of underutilized space, providing runway assistance to Black and BIPOC businesses, and reviving the community character of the 7th Street corridor.

In 2023 EB PREC re-launched the Black Economics Salon series at Esther’s, in order to cultivate relationships and build partnership with community members and organizations who will eventually operate at Esther’s Orbit Room.

Property Owned by EB PREC via Orbit Properties LLC: Esther’s Orbit Room Cultural Revival Project

Our primary project in 2021 was the Esther’s Orbit Room Cultural Revival Project. This project was inspired by the vision developed in the Black Economics Salon for a Cooperative Cultural Corridor along 7th St. in West Oakland. Esther’s is at one end of the corridor.

In 2021 EB PREC ran a capital campaign and entered into a 6-month option to purchase with the seller. We conducted due diligence (research and inspections), did a feasibility study, and finally on September 30th, 2021 EB PREC closed escrow on Esther’s Orbit Room. We spent around $92,000 on due diligence (before closing) and the acquisition itself cost $1,500,000. This acquisition included three separate but connected parcels, with two buildings, including over 9,000 sqft of commercial and residential space, plus a 2,000 sq ft “backyard.”

We are currently in the design process with our architects and community. The property needs to be remodeled, which provides a lot of opportunity to upgrade the design to serve our community.

As a part of acquiring this property, EB PREC established Orbit Properties LLC, a wholly owned subsidiary. We did this based on legal advice we received. Many real estate companies set up a separate LLC for each property they own. These LLCs limit legal liability, and thus shelters EB PREC from some of the risks of the project, which might be higher than usual because of the bar. Thus, the legal entity that owns Esther’s Orbit Room is Orbit Properties LLC. However, because this LLC is wholly owned by EB PREC, its finances are consolidated into the audited financial statements for EB PREC.

Orbit Properties LLC received a $1,700,000 zero-interest loan from ImpactAssets (via the Restorative Economies Fund of the Kataly Foundation) to acquire and develop Esther’s Orbit Room, as shown in Exhibit 6.k. As we navigated the legal framework for this loan, we and the lenders learned about “imputed interest”, which basically means that even if the lender is not charging interest, for the sake of the IRS there is a minimum interest rate that should be assumed for tax purposes5. In our instance, Impact Assets has agreed to do Expenditure Responsibility Reporting, which allows them to give this lack of interest as a “gift” to an organization like ours even though we are not a 501c-3 non-profit. This Expenditure Responsibility Reporting requires an impact report from EB PREC each year to show that our activities align with their charitable purpose. On our side, EB PREC is required to treat the interest we are not paying as income, and thus we must report it as income on our income statement.

In 2021 EB PREC received a “Recoverable Grant” from LISC for $90,000 (this was before we had established Orbit Properties LLC). “Recoverable Grant” was a confusing concept for our team at first, but eventually we decided it was in our best interest to receive the funds even though it was not a typical grant. Basically, LISC offered to give us $90,000 to do the pre-development work at Esther’s Orbit Room. These $90,000 would be recoverable (meaning we have to pay it back) if we succeed in acquiring the project. If we didn’t succeed in acquiring the project, then the funds would not be recoverable, meaning we would not have to pay them back. This type of recoverable grant is beneficial because it reduces the risk of pre-development. It allowed us to invest $90,000 in the due diligence, research, and feasibility study before we acquired Esther’s, with the safety of knowing that if the project didn’t succeed, we wouldn't have to pay those funds back. However, we did successfully acquire the property, so we paid the $90,000 back in 2022.

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5 https://www.investopedia.com/terms/i/imputedinterest.asp

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Property Owned by EB PREC: Altruism Crocus

In December 2022, EB PREC acquired a new property in San Pablo, CA, with a group of residents who named themselves “Altruism Crocus”. We made this $469,000 acquisition with all cash, using proceeds from the sale of Investor Owner Shares. Having these funds on hand allowed us to move quickly on a unique opportunity for a naturally affordable acquisition, brought to us by one of our Owner Groups. We spent a few months fixing up the place (using another $45,000 of our available cash). We upgraded the old electrical system, remediated plumbing leaks, re-did some walls, fixed some drainage issues, and even added new circuits to transition the stove and dryer from gas to electric. We managed to save approximately $14,000 by hosting multiple community workdays, where the residents, their community, and EB PREC members were invited to show up and help do some of this work! This was particularly helpful for things like painting and drywall patching, and it was an investment in our community’s skillset, as we all learned and will be better prepared for the next project. Residents moved in on March 1, 2023, and became official Resident Owners on April 1, 2023. Their monthly contributions cover all the property’s ongoing costs, with a portion allocated to pay dividends to Investor Owners and eventually redeem Investor Owners shares.

Property Owned by EB PREC: The Barn

EB PREC has taken a big next step to expand our footprint and realize this cooperative corridor—On September 28, 2023, EB PREC acquired “The Barn”, a 2300 sq ft building located directly adjacent to Esther’s Orbit Room at 1726 7th st, Oakland, for $700,000.

This property is on a 2,000 sqft lot, and consists of a 2,000 sq ft first floor, and a 300 sq ft second floor. When it was last operational it was a restaurant called “The Barn” (from approximately 1967-2001). The prior owners did some work on the space, putting in a new roof and new ADA accessible bathrooms. They removed all the old equipment, and it is now in “warm shell” condition, meaning it has a permitted and complete structure, and utilities, but besides that it is empty and ready to be activated by a tenant. Esther’s will not open until 2025 or 2026, so having a space that can be activated in 2024 will increase our ability to organize and begin to transform the corridor. During our due diligence period, in addition to our online survey that was shared out with our community over email and social media, we hosted two virtual meetings and an open house on site where our community was presented with information about the project, and was able to provide questions and feedback. We shared what we learned during inspections, through the seller’s disclosures, and through conversations with the building department, planning department, and community members. At the final meeting our Community Owners voted to approve the acquisition. This space will likely serve as a community resource hub and co-working and organizing space for the coming year or two, and then transition into another community-serving establishment that is yet to be determined.

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Property Owned by EB PREC: Pippin St. Apartments

EB PREC closed on a purchase to acquire its first 10-unit multi-family apartment complex, the Pippin St. Apartments, on October 15, 2023. We first found out about the property via an email alert from Loopnet, and quickly discovered that we already had Community Owners living in the property! Our financial model showed that it might be a good fit, and our members who resided there quickly organized their fellow neighbors, and 80% of the residents signed on to a support letter indicating their desire for EB PREC to acquire the property. The inspections revealed more work than we expected, but the neglect shown by the landlord and property management company reinforced the need for EB PREC to take action and cooperatively improve the property. We managed to negotiate the purchase price down by $125,000, from $2,150,000 to $2,025,000, and released our contingencies on Monday September 18, 2023. We closed escrow on October 15, 2023.

Other Partners and Owner Groups:

EB PREC is always engaging with groups of its owners and community partners to investigate potential projects that EB PREC might be able to support that align with our mission and benefit our community. Many of these projects come and go quickly because the properties sell quickly, or are not a good fit for EB PREC for various reasons. We do not have the capacity to dedicate resources to all the projects that arise, even those that are mission-aligned.

While this process has been somewhat informal until now, in Spring 2022 EB PREC created an official “Owner Group” process. This allows for any Community Owners, Resident Owners, and/or Staff Owners to form an Owner Group with two or more members. After creating the group and filling out the Owner Group Agreement, the members of the group have certain rights and responsibilities that can change over time. They are assigned a staff point-of-contact, establish a quarterly bulletin to update the cooperative about what they are doing, and they can bring proposals to the cooperative to get buy-in to move things forward, like a petition, or property acquisition. Staff supports Owner Groups by educating these groups on various processes they may be unfamiliar with, like cooperative decision making, and analyzing potential property acquisitions. More information about owner groups can be found at https://ebprec.org/owner-groups.

EB PREC also works with mission aligned organizations in various ways, both formal and informal, including the Black Cultural Zone, the BlacSpace Cooperative, the Black Music Entrepreneurship Incubator, Northern California Land Trust, Richmond Land, and more.

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USE OF FUNDS TO BE RAISED

Intended use of funds: Funds raised through this Offering are intended to be used, regardless of the amount raised, to purchase, develop, build, rehabilitate, manage, and permanently preserve the affordability of real estate. While we usually plan to acquire property, on rare occasions we may invest in other tools to preserve affordability by purchasing options, long term leases, or making a low-interest loan to a mission aligned organization, instead of acquiring the property directly. Although we do not plan to use funds raised through this Offering on our secondary activities (as described above) we do not maintain separate bank accounts for these proceeds.

The specific projects to which these funds will be applied will depend on many factors, including the timing of each project’s development and fluctuations in the real estate market. Some of the possible real estate projects are described in the section called Description of Properties and Real Estate Projects In Development, and some of the acquisitions will emerge throughout the course of the coming months and years. The Cooperative will determine what property to purchase on a case-by-case basis. Properties may include, without limitation:

●	Multi-unit residential
●	Single-family homes
●	Accessory dwelling units (ADUs)
●	Tiny Homes
●	Community, cultural, and commercial spaces
●	Mixed-use property
●	Vacant land

Combination with other financing: The funds will likely be combined with other forms of property acquisition financing, such as loans from foundations, credit unions, community banks, and community development financial institutions; as well as public funding such as municipal bonds or state/federal grants and loans. For example, funds raised through this Offering may be used to make a down payment for a property, while the rest of the purchase price may be financed by a credit union loan.

Right to change the use of funds: While the intention is to spend proceeds of this Offering on real estate, as described above, the Cooperative reserves the right to change the use of proceeds as needed in response to unforeseen circumstances, which may include a decline in philanthropic capital or access to loan funding. In such an event, we might use some of the Offering proceeds to fund operations, including legal, accounting, and compliance costs, or to compensate staff, Directors, and officers for their labor. In addition, prior to using proceeds on our real estate projects as described here, the Cooperative may invest the proceeds into short-term cash accounts such as CD and Money Market accounts at local credit unions and banks.

Changes to use of proceeds depending on amount of raised funds: The Shares are being offered by the Cooperative on a “Best Efforts” basis. We hope to raise as many dollars as we can to support our mission.

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The table below sets forth our best estimate of prospective uses of offering proceeds, assuming maximum subscription of $72,000,000. Many of the amounts set forth in the table below represent our best estimate since they cannot be precisely calculated at this time. However, as stated above, our primary intent is to use all Offering proceeds for real estate acquisition, development, and rehabilitation. To the extent we raise less than our maximum total Offering amount, we still intend to carry out the same business plan; we will simply be limited to fewer and/or smaller acquisitions, and potentially rely more on alternative sources of funding, such as grants, donations, and loans.

	If Minimum Sold		If Maximum Sold
	$	%	$	%
Total Proceeds	N/A	N/A	$ 72,000,000	100%
Less: Offering Expenses
Commissions	$ -	0%	$ -	0%
Legal (1)	$ -	0%	$ -	0%
Accounting (1)	$ -	0%	$ -	0%
SEC and State Filings & Notifications (1)	$ -	0%	$ -	0%
Net Proceeds from Offering	N/A	N/A	$ 72,000,000	100%

Use of Net Proceeds
Redemption of Shares (2)	$ -	0%	$ -	0%
Redeem Unsecured Notes	$ -	0%	$ -	0%
Acquisition and Rehabilitation of Real Estate	$ -	0%	$ 72,000,000	100%
Dividends (2)	$ -	0%	$ -	0%
Working Capital (2)	$ -	0%	$ -	0%
Total use of Net Proceeds	N/A	N/A	$ 72,000,000	100%

(1) Legal, Accounting, and SEC and State Filings & Notification expenses, approximately $24,000 each year, are to be paid for via philanthropic capital and operating cash flow.
(2) Redemption of Investor Owner shares, Dividends, and Working Capital to be paid for out of operating cash flow.

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SECURITIES BEING OFFERED

The Cooperative is offering Investor Owner Shares at $1,000 per share. This section describes additional details about what it means to buy Investor Owners Shares.

Dividends

EB PREC’s goal is to eventually repay the principal of investment in Shares, along with distributing dividends on Shares annually at a target rate of 1.5%/year; OR accruing and annually compounding at a target rate of 1.5% per year. EB PREC may also choose to pay dividends prior to redemption. This target may not be achieved, however, and even if dividends are declared, the Board has the discretion to reduce payments on all outstanding Investor Owner Shares. Dividends on these Shares are capped at 5% a year. When dividends are declared or distributed, the Cooperative will issue to Investors an IRS Form 1099-DIV, reflecting all dividends earned, provided that the Investor earns $10 or more in annual dividends. EB PREC will also report the dividends to the IRS.

At the time of purchase, Investor Owners will have the option to waive their right to receive dividends, in the interest of further reducing the cost of real estate for our communities.

We declared and paid dividends for the first time in 2022. In previous years, EB PREC’s board has stated their intention to later declare dividends at our 1.5% annual rate but did not actually do so, largely for administrative reasons. In 2022 our board declared dividends at a 1.5% annual rate for all Investor Owners who held shares from the time of our inception, through the end of 2021. These dividends were declared and distributed to our Investor Owners in 2022, totaling approximately $7,261. Roughly 52% our Investor Owner shares do not receive dividends, meaning that those Investor Owners have waived their right to dividends.

In August 2023 the Board passed a proposal to declare and distribute dividends again, at the rate of 1.5%, for shares held in the year 2022. The total dividend payment for that year came to a total of $18,524.41, which EB PREC paid to those Investor Owners in December 2023.

Voting

Being an Investor Owner, regardless of the number of Shares owned, entitles the Investor Owner to only one vote on any matter Investor Owners are eligible to vote on, as laid out in the Bylaws. Investor Owners have the right to participate in member meetings, and in electing the board President and Treasurer, but do not have a say in the election or appointment of the majority of the Directors. Board members serve two-year terms, and terms are staggered, with elections and appointments for certain seats happening each year, as laid out in the Bylaws.

Shares may not be transferred

Investor Owners may not transfer their Shares to others. Shares may only be redeemed with the Cooperative.

Redemption of Investor Owner Shares

As our earliest Investor Owners have now held their shares for five years, the Cooperative has adopted additional procedures and processes around the redemption of Shares for administrative purposes and efficiencies, described in the Redemption Policy attached to this Offering Circular. Working with staff and counsel to ensure compliance with state and federal securities laws relating to share redemption programs, the Board adopted our Redemption Policy, attached to this Offering Circular as Exhibit 2.b, with some key terms summarized here.

Investor Owners must hold their Shares for 5 years before they become eligible for redemption.

There will be two redemption periods each year: May 1-October 31 and November 1-April 30. The Cooperative will make purchases under the Redemption Policy twice each year, specifically at the end of each of these periods. Investor Owners may submit their redemption requests any time during a redemption period. Investor Owners may withdraw a redemption request at any time up to seven days before the end of a redemption period by written notice to the Cooperative.

The number of Shares to be repurchased by the Cooperative under each redemption period will not exceed 5% of the number of Shares outstanding as of a date 15 days prior to the start of the redemption period. In the event EB PREC does not redeem all shares presented for redemption in a given period, whether due to the 5% cap or insufficient cash, Shares will be redeemed in the order of priority detailed in the Redemption Policy. As a result, if an Investor requests redemption during an oversubscribed redemption period, they may need to request redemption again in a subsequent period in order to redeem all of their Shares. Upon redemption, the Cooperative aims to return the full share purchase price ($1,000 per share), plus any dividends that have accrued but have not yet been distributed to the Investor Owners. However, while the intention is to pay all Investor Owners the full share price along with accrued dividends, the Board may decide to offer a lower redemption price depending on the financial health of the Cooperative. The Cooperative currently plans to pay all redemptions in cash, and will continue to seek to manage its finances to anticipate cash redemptions. In the future, the Cooperative may amend the Redemption Policy to permit redemptions to be paid in the form of promissory notes of up to 5 years, as permitted under the Cooperative’s Bylaws.

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The Redemption Policy is intended to be effective indefinitely, unless modified or suspended by the Board of EB PREC. Material modifications, as well as the suspension or termination of the Redemption Policy will be promptly disclosed in Current Reports on Form 1-U filed with the SEC. Notice in writing of such events shall also be sent to all Investor Owners at least 30 days prior to the effective date of the modification, suspension, or termination.

The Cooperative will not solicit redemptions or send reminders to Investor Owners of their eligibility or the timing of redemption periods. Notices will only be distributed for material modifications.

Investor Owner Shares are a form of equity in the Cooperative; therefore, equity shares are at risk of being lost. Although we fully intend to make redemptions in cash at the current purchase price, under the terms of our Redemption Policy, the Redemption Policy may be changed in the future.

Investor Owner Rights if the Cooperative Liquidates

In the event that the Cooperative liquidates, Investor Owner Shares will be redeemed only after the Cooperative first pays off its debts and liabilities and its Resident Owner account balances, and redeems its Resident Owner Shares. Remaining funds, if any, will be used to redeem Investor Owner Shares. If funds are not available for full redemption of all Investor Owner Shares, then payments shall be reduced proportionally for each Investor Owner Share. If there are any other account balances held by Investor Owners (which are not debts, liabilities, or Shares) any remaining funds will be used to redeem those account balances, along with Community Owner account balances, with any lack of funds leading to a proportional reduction in payment for each Owner.

To better understand how EB PREC’s finances work, and particularly to understand the rights of different categories of Owners, please read our attached Bylaws.

Amending Investor Owner Rights

Generally, rights of Investor Owners, as outlined in the Bylaws, may be changed by a 2/3 vote of all EB PREC Owners (not only Investor Owners). Every Owner gets only one vote. Certain items require an even higher voting or approval threshold, as outlined in Bylaws slide 37.

Other Information about the Securities Being Offered

Subsidized Investor Ownership: EB PREC has begun to deploy funds received via grants from the Center for Cultural Innovation and SPARCC/Enterprise Community Partners to subsidize investor ownership for select community members from East and West Oakland. The Shares we are offering are no different from any other Shares, but these grants subsidize between 50% and 100% of the share price. Prospective investors must apply for these subsidies, and those who receive these Shares supported by subsidies will have all the same rights as all other Investor Owners. The funds available for subsidies will be allocated on an ongoing basis until exhausted, or if more funds are acquired for this purpose. Right now community members can apply in person at certain events, or online. Such subsidized Shares are sold pursuant to this Offering, and the Cooperative receives $1,000 in payment per Share (from some combination of the Investor Owner and grantor). As a result, any sale of these subsidized shares will count towards the maximum offering cap under this Offering at the full price of $1,000 per Share.

Access to information: Investor Owners have access to Board meeting agendas and minutes, certain Cooperative Policies, and Financial Statements, as laid out in slide 28 of the Bylaws.

Other financial provisions: Investors have no preemptive or conversion rights, and there is no sinking fund provision.

Investors have no liability to further capital calls or assessments by the Cooperative (i.e. the issuer of the Investor Owner Shares).

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There is no provision discriminating against existing or prospective holders of securities as a result of shareholders owning a substantial amount of securities, except that where a redemption period is oversubscribed, Investor Owners holding less than two Shares have priority in redemption so that no Investor Owner is left holding only a fraction of a Share.

Other membership types: EB PREC has four classes of members/owners, each with different financial, voting, and other rights detailed in and governed by our Bylaws. Rights of our Community Owners, Resident Owners, and Staff Owners are also described in more detail in the section of this Offering Circular titled “About The Cooperative” on page 14.

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PLAN OF DISTRIBUTION:

Our Plan and Procedures for Selling the Shares

Eligibility to Participate

Generally, any person, organization, or business may become an Investor Owner. Individual Investors must be 18 years of age or older to invest.

All Investors must align and agree with EB PREC’s Mission and Points of Unity, as laid out in the Cooperative’s Bylaws which are attached in the exhibits to this Offering Circular.

In case of confusion as to whether you can invest, please contact the Cooperative at info@ebprec.org.

Where Shares Will Be Offered

This Offering is not available in all states, provinces, or countries. EB PREC may limit this Offering or offering amounts in certain states where restrictions may apply to the offering of securities in each such state, or where EB PREC has limited the Offering in any particular state for any other reason.

How to Participate

Go to ebprec.org and click on the “Invest Now” or “Invest” buttons, which will take youp to https://ebprec.org/investor-owner, and follow the procedures as described.

Upon a prospective Investor’s completion of an Investor Owner Agreement, the Cooperative will send a copy of the Agreement to the Investor by email. A copy of this Agreement is attached. Then, the Cooperative will invoice the prospective Investor for the Share(s) to be purchased. Upon acceptance of payment for the Share(s), the prospective investor becomes an Investor Owner, and the Cooperative will send a confirmation email. After this point, the Investor Owner may not revoke or change the investment or request the return of investment funds, except as a redemption, as detailed in the Cooperative’s Bylaws and described in this Offering Circular.

No Revocation By Investor

Once a person has executed an Investor Owner Agreement and submitted funds for the purchase of the Shares, such investment may not be revoked without the consent of the Cooperative.

The Investor, not the Cooperative, bears the risk of delivery for the Investor Owner Agreement, payment, and all other documents that the Investor must deliver to participate in the investment program. The Cooperative prefers that all documents be executed electronically, and all payments be made by Automated Clearing House (“ACH”) or by Check.

Discretion to Accept, Reject, or Modify Investments

A few important things for prospective Investors to know:

●	This Offering is made subject to withdrawal, cancellation, or modification by the Cooperative without notice.
●	The Cooperative is conducting a continuous offering, in which it intends to accept investor funds until the Offering is terminated. The Cooperative reserves the right to reject an investment for any reason, including for example if we determine in our sole and absolute discretion that such prospective investor is not a “qualified purchaser” for purposes of SEC Regulation A, that they have not provided all of the necessary material, or that accepting such investment would not otherwise be in compliance with state or federal securities laws. After the Investor Owner Agreement has been submitted and the investment has been funded, it will take up to 7 business days to determine whether the Investor Owner Agreement has been accepted or rejected. In the event that additional information is required from the subscriber, within 3 business days (after the initial 7), the Cooperative will reach out to the subscriber for that information. The maximum time period for which a subscriber’s funds may be held pending acceptance or rejection is 30 calendar days from the date EB PREC receives the Investor Owner Agreement and subscription funds. Although we generally review proposed investments in the order received, the Cooperative need not accept investments in the order received. This ensures we can move forward processing new investments even if we are in the process of confirming the completeness or qualification status of previously submitted subscription agreements, or otherwise ensuring compliance with state or federal securities laws.
●	The Cooperative reserves the right to allot to any prospective Investor less than the amount of the Securities such Investor desires to purchase.
●	The Cooperative reserves the right to accept an investment even if the investment is defective in some way. The Cooperative will either work with Investors to cure any defects, or if the defects prove non-curable, the Cooperative will return all monies from rejected investments immediately to those Investors, generally without interest and without deduction.

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Advertising, Sales, and other Promotional Materials

The Cooperative will be offering these Shares directly to the public at the following website: https://ebprec.org/investor-owner

The Cooperative will be offering the Shares to the public directly, not using any underwriters, brokers, dealers, or other intermediaries who might receive commissions for sharing information about the Offering.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, the Cooperative expects to use additional advertising, sales, and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Cooperative. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Cooperative, or the investment opportunity and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular, and prospective Investor Owners must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

The Cooperative may work with partner websites to share information about the Offering. No partners will be acting as underwriters or registered broker/dealers.

Limitations on Amounts Investors Can Invest

If one is not an “accredited investor,” as further defined below, the amount one can invest is limited by law.

In order to purchase Shares, and prior to the acceptance of any funds from an Investor, each Investor will be required, in the Owner Agreement, to certify and represent to the Cooperative’s satisfaction that s/he is either 1) an accredited investor or 2) is in compliance with investment limitations applicable to non-accredited investors in this Offering.

The next two sections summarize rules for accredited and non-accredited investors.

Accredited Investors

The term “accredited investor” is defined by the SEC in regulation 17 CFR §230.501. Some of the more common examples of accredited investors from that definition include:

∙	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;
∙	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;
∙	A business in which all the equity owners are accredited investors;
∙	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;
∙	A bank, insurance company, registered investment company, business development company, or small business investment company;
∙	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets exceeding $5 million; and
∙	A director, executive officer, or general partner of the company selling the Securities, or any director, executive officer, or general partner of a general partner of that issuer.

If an Investor falls within any of those categories of accredited investor, or another as defined by the SEC, then that Investor may invest as much as they want, subject to other terms of this Offering.

Limitations On Amount A Non-Accredited Investor Can Invest

There’s a limit to how much an Investor can invest if they do not meet the definition of “accredited investor” summarized above. In this case, the most the Investor may invest in this Offering is no more than 10% of the greater of such Investor's:

(1) Annual income or net worth if a natural person (Please see Federal rule 17 CFR § 230.501 for the rules on how to calculate your net worth and annual income for this purpose), or

(2) Revenue or net assets for such Investor's most recently completed fiscal year end if a non-natural person.

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NOTE: For the purposes of calculating net worth, calculate the difference between your total assets and your total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts (such as a 401(k) plan), net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

The Duration and Success [or Not] of This Offering

This is a continuous offering in accordance with Rule 251(d)(3) of Regulation A.

The Offering may be terminated at the Cooperative’s election at any time. Our Shares are offered to the public on a "best efforts” basis, we are only required to use our best efforts to sell our Shares. No party, such as an underwriter, has a firm commitment or obligation to purchase any of our Shares. This means that although we intend to sell up to the maximum number of Shares authorized for sale by our Board, we may only be able to sell a lesser amount. In turn, if we raise substantially less than the maximum offering amount, it may raise material risks to our success (and your investment).

The term of an Investor Owner’s investment will start on the date that their investment is accepted by the Cooperative, typically after an eligible prospective Investor Owner completes and submits an Agreement and either fully funds their investment or commits to a payment plan. The Cooperative must also review the Agreement for eligibility and compliance with the terms of this Offering. After the Investor Owner Agreement has been submitted and the investment has been funded, it will take up to 7 business days to determine whether the Investor Owner Agreement has been accepted or rejected. In the event additional information is required from the subscriber, within 3 business days (after the initial 7), the Cooperative will reach out to the subscriber for that information. The maximum time period for which a subscriber’s funds may be held pending acceptance or rejection is 30 calendar days from the date EB PREC receives the Investor Owner Agreement and subscription funds.

The Shares are being offered by the Cooperative on a “best efforts” basis. Best efforts means the staff owners of the Cooperative will use its commercially reasonable best efforts in an attempt to sell the Shares. There is no minimum raise required, and therefore there is no plan to return investments to investors if a certain threshold amount is not raised.

No staff person or contractor will receive any commission or any other remuneration for these sales.

At the same time the Cooperative is raising funds from this Offering, it may be seeking other additional sources of funding, including loans and grants.

As of December 31, 2023, EB PREC has raised over $4,349,457 through the sale of Investor Owner shares through the Offering since launching the Initial Offering in September 2020. The Initial Offering continued for 3 years, which is the maximum length of time permitted by the SEC. We are now seeking to continue selling Investor Owner shares through this Follow-on Offering.

This Offering Circular is the Only Document Authorized by the Cooperative for Prospective Investors

When assessing whether or not to invest, prospective Investors should rely on the information in this Offering Circular, and not rely on information provided by other people or in other documents, including documents written and published by the Cooperative. The information in this Offering Circular supersedes and replaces in its entirety any information previously distributed to, provided to, or viewed by any Investor.

No Legal, Accounting, Tax, or Investment Advice

This Offering Circular is intended to provide prospective Investor Owners with information necessary for an informed investment decision. However, nothing in this Offering Circular is intended as legal, accounting, tax, or investment advice. Prospective Investor Owners should not see the contents of this Offering Circular (or any other communication from the Cooperative, its affiliates and their employees, or any professional associated with this Offering) as legal, accounting, tax, or investment advice. A prospective Investor Owner must rely on their own examination of the Cooperative and the terms of this Offering, including the merits and risks involved. Each prospective Investor Owner should consult their own personal counsel, accountant, and other advisors as to the legal, accounting, tax, economic, and related matters concerning the investment described herein and its suitability for him or her. An Investor must be willing, and have the financial capacity to purchase, a high-risk investment which cannot easily be liquidated.

No counsel to the Cooperative has verified or investigated any of the statements or representations made in this Offering Circular or any of its Exhibits. Investors seeking legal advice should retain their own counsel and conduct any due diligence they deem appropriate to verify the accuracy of the representations and information set forth in this Offering Circular.

EB PREC’s Ongoing Reporting Requirements

As a condition of conducting this Offering under the terms of SEC Regulation A, Tier 2, the Cooperative is required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. The Cooperative will be required to file:

∙	an annual report with the SEC on Form 1-K;

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∙	a semiannual report with the SEC on Form 1-SA;
∙	current reports with the SEC on Form 1-U;
∙	and, if applicable, a notice under cover of Form 1-Z.

The necessity to file current reports may be triggered by certain corporate events. We may also amend this Offering Circular and the offering statement of which it is a part from time to time upon the occurrence of certain events.

Parts I & II of Form 1-Z will be filed by the Cooperative if and when it decides to and is no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A, subject to the restrictions on the Cooperative’s eligibility to terminate these reporting obligations.

Record-Keeping and Distributions

EB PREC currently plans to handle all recordkeeping and dividend distributions, but may, in the future, hire a licensed transfer agent or other third party administrator to help provide such services.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

You should read this section in conjunction with EB PREC financial statements. See EB PREC Audit Reports for 2022 and 2023 at the end of this document.

The discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. EB PREC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Offering Circular.

Grant Funding of EB PREC Operations

Grants have been EB PREC’s primary source of funding for its operations to date. Since its inception, in deep partnership with the Cooperative’s incubating organization, the Law Center, EB PREC has raised over $9,000,000 in received and pledged grant funding for our work.

Not all of this funding appears in EB PREC’s financial statements, because many grants are held and administered by the Law Center for the purpose of furthering the mission of both EB PREC and the Law Center. The Law Center receives grants on behalf of EB PREC with an agreement that they pay EB PREC to carry out future work. The Law Center and EB PREC periodically enter into contracts in which the Law Center agrees to pay EB PREC to carry out work that advances the missions of both organizations.

The Law Center distributed $750,000 to EB PREC in 2023, and as of December 31, 2023, is holding an additional $3,162,361.83 in grant funding (income) for the purposes of developing EB PREC, which may be disbursed upon request by EB PREC. These funds support the development of EB PREC in alignment with the charitable mission of the Law Center, including community building, organizing, legal and organizational infrastructure, education, and real estate projects.

Revenue Recognition Policy for Rental Income

Our audited financial statements do not include a revenue recognition policy for rental income, so we are disclosing that policy here, and will include this policy in future audited financial statements. This is our revenue recognition policy for rental income:

Member charges are recorded at amounts the Cooperative expects to receive from residents for housing services rendered. This revenue source is considered to be a single performance obligation that is satisfied at a point in time, and revenue is recognized when the promised housing service is provided. Amounts assessed but not paid are recorded as accounts receivable. Amounts paid prior to being assessed are recorded as deferred revenue.

A note on EB PREC’s 2022 net loss of $14,530:

In 2022, EB PREC recorded a net loss of $14,530. As described above however, not all of the funding EB PREC receives appears in our financial statements because of the secured grants that the Law Center holds for us to support our mission. EB PREC utilizes these funds in contract with the Law Center.

We do our best to use funds only when we need them, and thus the Law Center is holding funds that we plan to use in the future for our charitable work & operations. This also connects to our tax strategy, which sometimes leads to a very low or negative “net income” calculation since we are taxed as a for-profit.

By 2023, EB PREC has reported net income of $42,188, bringing EB PREC back into a positive net income position.

4-Year TCC Grant For Anti-Displacement Work

In addition to general operating grant support, EB PREC was awarded, in partnership with the City of Oakland and many other co-applicants, the Thriving Climate Communities (TCC) Grant from the Strategic Growth Council, for a total of over $28 million, for work to take place between 2021 and 2024 under TCC. Of this total, EB PREC will receive up to $786,000 total between 2021 and 2024 to carry out anti-displacement organizing and education throughout deep East Oakland, in partnership with the City of Oakland and the Black Cultural Zone. We believe this four-year program will ensure EB PREC’s longevity and capacity to organize residents and businesses in East Oakland for cooperative land liberation.

2022-2023 Property Purchases

ALTRUISM CROCUS COOPERATIVE: As noted above, we purchased a single family home (4 bed, 2 bath) in San Pablo on California Avenue on December 15, 2022. This multi-generational home supports 3rd & 4th generation Richmond residents. Princess Robinson and her multi-generational family became Resident Owners for EB PREC's California Ave Coop–affectionately known as the “Altruism Crocus Cooperative”. As Princess was already a staff member at EB PREC, when she was denied a loan from her local bank, she decided to see if EB PREC could work with her for a co-purchase. The purchase price and the monthly contributions Princess’s family proposed all lined up for financial feasibility when we crunched the numbers. After careful review and compliance with the Conflicts of Interest Policy contained in our Bylaws, the potential purchase was approved. Altruism Crocus is a perfectly mission-aligned Owner Group, so we submitted an offer and purchased the property at the end of December 2022.

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THE BARN: By September of 2023, we purchased the Barn, our 5th property. The Barn is located right next to Esther's Orbit Room and is part of our larger mission to revive and activate the 7th St. Corridor in West Oakland. The building, totaling 2,300 sq ft with a mezzanine, new roof, new plumbing and ADA bathrooms, is a warm shell ready for a tenant to design and build out of the interior. Commercial occupants of the Barn may become co-owners of EB PREC, and lead the decision making and culture setting of their very own arts & culture communities. When complete, the Barn build-out will also add commercial space to our ecosystem, providing living wage jobs, healthy food, healing arts, and safe cultural space for our BIPOC community in West Oakland.

PIPPIN STREET: We completed the Pippin Street property purchase in October 2023–our highly mission-aligned and deeply impactful 6th acquisition. Pippin Street is our second multi-unit residential property, and completes our residential project goal of acquiring a 5-25 unit property. Ownership of the building, which houses BIPOC residents who have lived there for 10+ years, had been passed from one absentee investor to another for years and left it in a state of disrepair. We have been busy welcoming Pippin Street's residents into our cooperative and working together to co-create a dignified standard of living for all of our new Resident Owners.

The final page of our audited financials shows schedules related to the Pippin Street property. These schedules disaggregate the Balance Sheet and Income Statement information from the rest of the organization, to give you a better understanding of this most recent acquisition, given its size as a portion of our portfolio as a whole. As of December 2023 this property makes up approximately 20% of our Total Assets, and 30% of our Property and Equipment. All of the residents who lived at the property when the cooperative acquired the property still live there, and EB PREC took over their existing leases. The property has 9 occupied units, and one vacant unit, with the average monthly rent being $1,706; the lowest being $1,062, and the highest being $2,204. The current total monthly rent roll is $15,354. Two of the existing residents have Section 8 vouchers, so the Oakland Housing Authority pays a portion of their rent directly to EB PREC, reducing the rent burden on the residents. All of the leases are initially one-year leases, which convert to month-to-month leases after one year of residency. 8 of the 9 residents have lived at the property for more than one year (some as long as 20 years) so their leases are now month-to-month. One of the 9 residents moved into her unit in 2023, and her one-year lease term will end on 7/31/2024, at which time she may choose to leave, or the lease will convert to a month-to-month lease. We are making repairs to the vacant unit, and expect to lease the unit by the end of 2024, at a monthly rate within the existing range of rents at the property.

While the monthly rent roll is $15,354, the schedules related to the Pippin Street property show only $16,386 in total rental income from the property in 2023, even though we owned the property for 2.5 months. There are multiple reasons for this:

First, There were amounts due from the property’s leases that were not received, and that we did not expect to receive. These amounts were not recorded, per ASC 6066. We did not expect to receive these funds for multiple reasons:

1.	Some residents simply had not made payments per their leases in November and/or December 2023. Some of these residents had a history of non-payment, and others we had very little experience and rapport with and could not confidently say we expected to receive the funds, and thus we did not record them, per ASC 606.
2.	Two of the units use Section 8 vouchers, and thus the Oakland Housing Authority (OHA) covers a portion of the rent. Some of the payments due from OHA had not been received, potentially lost in the mail, and despite many attempts to contact OHA to resolve the issue, they seemed intractable and we did not see a solution in sight. Thus we did not record these amounts, per ASC 606.
3.	OHA had also sent November’s checks to the previous owner of the property. Given the previous owner’s absence and uncooperative attitude during the acquisition and during our attempts to communicate with them about these funds, we did not expect them to send us these funds. Thus we did not record these amounts, per ASC 606.

In addition to the above, the second element that contributed to the apparent discrepancy was a single recording error. Because we purchased the property on October 16th, the previous owner had already received rents for the whole month of October. Thus, the October rents were prorated and transferred to EB PREC through escrow in the amount of $8,278.41. This amount should have been recorded as rental revenue, and shown on the Schedules Related to the Pippin Street Property on page F-14 (which would have brought out total revenues from Pippin Street to $24,664 for the 2.5 months we owned the property in 2023). Instead, this $8,278.41 was absent from our 2023 financial statements, and has been recorded in 2024. We have concluded, and our auditors agree, that this error pertaining to the audited 2023 financial statements are not material, and the audited 2023 financial statements are still presented fairly in all material respects. Again, we have corrected the error by recording the transaction in 2024.

________________________

6 “ASC” refers to the “Accounting Standard Codification,” a systematic framework used in the U.S. to organize and present accounting standards and principles for both public and private companies. Developed by the Financial Accounting Standards Board (an independent standards organization), the ASC addresses how to handle a wide range of financial accounting and reporting topics so that material is more consistent across companies. ASC 606, the section cited here for example, addresses how companies should (or should not) report and recognize revenues, especially when payment may be uncertain.

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Taken together, our purchases of the Altruism Crocus Property, the Barn, and the Pippin Street Property are highly mission-aligned and meaningfully move forward our mission pillars of Land Without Landlords, Restorative Economics, and Heal People Power–providing affordable commercial tenancy, housing, cultural & arts activation, and healing to BIPOC and legacy Oakland residents through permanence, affordability and collective community control.

Investor Owners’ Equity

As of December 31, 2023, EB PREC has raised approximately $4,368,283 total through the sale of Investor Owner Shares.

Beginning late 2018, we ran an offering limited to California only, and by the end of 2019, EB PREC had raised over $200,000 from Investor Owners. With the launch of the Initial Offering in September 2020, we were empowered to offer and sell Investor Owner Shares across the U.S. Spurred by our effort to acquire Esther’s Orbit Room, in 2021 EB PREC raised $1,240,646, ending the year with a total of $1,509,630 raised from Investor Owners.

In 2022 we more than doubled this equity raised, with an additional $1,738,300 raised. While we still had many small investments in 2022, the majority of the funds came from larger investors (including one $500,000 investment, our largest to date) who work through investment advisors. We built many of these investment advisor relationships and completed due diligence with their offices in 2021, making it easier for them to send additional clients our way in 2022.

In 2023 we continued to receive investments until we paused sales due to our initial Reg A, Tier II offering of Shares expiring on September 29, 2023.

Up through that date we raised a total of $1,120,353 in new investments in 2023 through that offering. We have sold no Shares since the initial offering expired.

Dividends

We declared and paid dividends for the first time in 2022! In previous years, EB PREC’s Board has stated their intention to later declare dividends at our 1.5% annual rate but did not actually do so, largely for administrative reasons. In 2022 our board declared dividends at a 1.5% annual rate for all Investor Owners who held shares from the time of our inception through the end of 2021. These dividends were declared and distributed to our Investor Owners in 2022, totaling approximately $7,261.

In August 2023 the Board passed a proposal to declare and distribute dividends again, at the rate of 1.5%, for shares held in the year 2022. The total dividend payment for 2022 Investor Owners came to a total of $17,987.41. This nearly 150% increase in total dividends change reflects the substantially higher number of Shares outstanding in 2022, thanks to the success of our Regulation A offering of Investor Owner Shares. By December 2023 all dividends were paid to 2022 Investor Owners. In addition, at the end of 2023, approximately 52% of our Investor Owner shares do not receive dividends as those Investors have waived their right to dividends.

Staffing

Salaries and wages increased from $536,971 in 2022 to $627,220 in 2023, a 17% increase. The Cooperative staffing budget continues to expand as our team grows, now with 8 full time employees on payroll. The Law Center employs Noni Session full-time to support the work of EB PREC, so although she is a core member of our team, her salary does not appear on our financial reports.

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Supporting the capacity and wellbeing of all staff members has been a priority even while we experience skyrocketing inflation and increasingly high cost of living in the Bay Area. Integral to our ethic of non-extractive cooperative labor, we increased wages towards our “living wage” target and began providing health insurance to our employees at the start of 2022. We decided to increase salaries for all staff by 10% in 2023, and we passed another increase of 10% in 2024, in order to keep up with the cost of inflation. A significant drop in real wages for our employees because of inflation is a problem we can’t ignore. Finally, we have been able to improve our benefits package to all staff over the last several years, now offering healthcare, generous vacation/PTO, and 10 weeks of parental leave to all staff.

Liquidity

Our cash comes from a combination of grant funding, loans, and proceeds from the sale of Investor Owner Shares. The Cooperative does not intend to use proceeds from the sale of Investor Owner Shares for operating expenses like salaries, but is using and reserving these funds for property acquisitions and rehabilitation. From the end of 2022 through September 2023, the Cooperative’s assets have been over 50% liquid, in the form of cash and CDs. Our assets were 54% liquid in December 2022 and increased to 63% liquid in June 2023.

Between September-December 2023, EB PREC purchased 2 new properties, deploying a little over $2,700,000 of our cash, and thus decreased our liquid assets to 35%. Concurrently, through the purchase of the BARN and Pippin Street Property, represented in our 2023 Audited Financial Statements, our net Property and equipment assets increased from $3,493,232 in 2022 to $6,190,429 by December 2023. Our total assets have grown from $7,654,772 (2022) to $10,191,519 (2023)—representing a 33% increase in EBPREC’s total assets from 2022-2023.

In 2023, EB PREC invested $1,000,000 into 3- and 6-month, interest-bearing CDs, and has continued to re-invest them in CDs as they mature, as we do not plan to spend these funds until Esther’s Orbit Room breaks ground. We have continued to turn these over into 6-month CDs. In this way, we plan to generate a return on those funds that can be used for other purposes with low risk, until the funds can be deployed into a project.

Over time, EB PREC expects its core operations to become financially self-sustaining from revenue generated from properties, community owner dues, contracts, consulting, events, and programs. Until then, we are continuing to raise grants and donations to cover our core operational expenses. In the long run, we expect grants and donations to continue to expand our capacity to organize, educate, and build a housing justice movement in the East Bay and beyond.

Looking Forward

Over the next year, we plan to lay the groundwork for our upcoming capital campaign and level up our staff capacity to move quickly on property acquisitions and provide improved, holistic support for our Resident Owners. We’re currently recruiting a “Real Estate and Finance Analyst” and we recently hired a “Development & Grant Writing Associate” to support our growth. We will continue to work closely with our seven active Owner Groups to build community power, co-create new methods of community engagement, and assess potential acquisitions for our cooperative.

While our mission stays true, the Bay Area real estate market in which we operate continues to be turbulent and high cost. The California Association of Realtors’ July 2024 report7 shows that after many months of downward price trends, Bay Area home prices are 5.8% above where they were one year ago, with housing prices across the state of CA up 7.5% year over year. The Federal Reserve has been holding interest rates steady since September 2023 at the current range of 5.25-5.5%, its highest consistently held rate in more than 20 years. Given the continued high interest rate environment, we believe that our current strategy for financing through deeply affordable/below market capital from Investor Owners, and through low-interest loans from foundations, remains a solid strategy in order to keep up with such a high demand market.

In addition to acquisition costs, we also have to consider construction costs. Supply chain issues, cost inflation, and labor shortages all have the capacity to substantially impact our upcoming construction at Esther’s Orbit Room, either with delays, or rising prices, like the unprecedented high costs of plywood over the past few years. It appears that supply chain issues are not as bad as they were at the height of the COVID-19 pandemic, but we will be watching construction costs over the next year as we prepare to break ground at Esther’s.

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7 https://www.car.org/marketdata/data/countysalesactivity

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Oakland’s Eviction Moratorium expired in July 2023, so we do expect landlords who have been unable to evict tenants for the last few years to begin taking action. This will impact the frontline communities with whom we work substantially, and potentially bring more vacant properties on the market. EB PREC has decided to explore a more streamlined approach to preserving “naturally occurring” affordable housing, by not just pursuing properties that are brought to us by tenants, but pursuing properties that we find on the market, and approaching the tenants themselves to determine if they are mission aligned. While this approach may give us less time to organize with tenants and allow tenants to lead the process, it may lead to a more effective and streamlined process of preserving this affordable housing, and not letting these properties fall into the hands of new predatory landlords who will displace the residents. This strategy is partly due to the lack of affordable vacant properties on the market. Many of our members have a vision to purchase vacant multi-unit properties for their community, but those that are available are often offered at high prices because they expect high market rate income for those vacant units. By acquiring properties with existing low - income residents (and thus lower-rent rolls), it is more likely that the property price will be proportionally lower. However, the lifting of Oakland’s eviction moratorium, despite having a devastating impact on low-income residents in our community, may also put more vacant properties on the market that we could acquire, and work with our community to populate those properties at affordable rates. We will stay tuned into both of these potential strategies, and make the best of the market to serve our various stakeholders.

Despite continued uncertainty in global capital markets and a rising interest rate environment, we have continued to see growing interest in investment in EB PREC. While this increase is generally aligned with our age as an organization, 2021 brought us our first investments directed to us from investment advisors. The demand we are seeing from investment advisors has the potential to unleash significantly more capital into our work. These investment advisors take the time to perform due diligence on our work in much more detail than most individual investors do, sending us questionnaires and asking for reports, but once they complete their due diligence, they can recommend EB PREC as an investment to their clients who are looking for social impact investing. Investments from these sources continue to reach EB PREC, and more investors are reaching out to us directly, who seem to be learning about EB PREC through word of mouth. These investors are reaching out both to make equity investments, and also to discuss potential low-interest loans that would support our work. We recently worked closely with multiple of these lenders, and successfully closed on three low-interest loans totaling $2,500,000 as of June 2024. The scope of our upcoming acquisitions depends heavily on how much funding we are able to raise through this Offering. Thank you for investing in the East Bay CA community.

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DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

EB PREC is governed by a Board of Directors, and managed by a Staff Collective. The Board is structured to have eight Directors (a.k.a. Board members). Board members serve two-year terms. Investor Owners only have the right to participate in elections for two Board members. And when Investor Owners do have a right to participate in elections, they do so along with the other three Owner types (Community, Staff, and Resident), with each Owner voting on a one-member, one-vote basis. The majority of our Directors are elected by non-Investor Owners or appointed by Specified Designators, and are intended to represent the stakeholders and values that are integral to EB PREC, as follows:

Five of the Directors (named the Governance, Financial, Staff, Resident, and Community Directors) are elected, with voting done on a one-member, one-vote basis. All EB PREC Owners (including Staff, Resident, Community, and Investor Owners) are able to vote on just two of these seats: the Governance and Financial Directors. The Staff, Resident, and Community Directors are elected exclusively by the Staff Owners, Resident Owners, and Community Owners respectively.

Three of the Directors (named the POC Housing Justice, Indigenous, and Black East Bay Directors) are designated Board seats appointed by certain Specified Designators, namely, (1) the People of Color Sustainable Housing Network (or, if unavailable, Urban Habitat), (2) Sogorea Te Land Trust, and (3) the East Oakland Collective (or, if unavailable, Mandela Grocery Cooperative). These Specified Designators and their respective Board seats anchor EB PREC to its mission and ensure BIPOC community representation on the Board.

Notwithstanding by whom they are appointed or elected, each Director owes fiduciary duties to the Cooperative as a whole under the terms of California law and our charter documents. Taken together, we believe this structure creates important harmony between the various stakeholders in our Cooperative.

For more information about the Board and how it operates, please refer to our Bylaws.

Our current Directors and Staff are listed below, with biographies following this table.

We recently hired a new Staff member (Development and Grant Writing Associate) who is the niece of our Executive Director, Noni Session. EB PREC followed our Conflict of Interest policy in making this hire and continue to adhere to this Policy with the onboarding and management of this new hire.

Name	Position	Age	Start of employment or term of office	Approximate hours per week for part-time employees
Staff Owners
Noni Session	Executive Director	49	3/2018
Ojan Mobedshahi	Finance Director	34	6/2018
Shira Shaham	New Projects Director	44	6/2018
Annie McShiras	Investment and Fundraising Director	38	9/2020
B. Vanessa Coleman	Project Manager	40	8/2021
Susan Park	Operations Manager	49	9/2021
Chris Chew	Community Organizer	31	11/2021

Non-Owner Employees
Oraya Hunter	Development and Grant Writing Associate	31	05/2024
George Syrop	Communications Manager	30	5/2023

Board of Directors (1)				Appointed/Elected by:
Candice Elder	Director	40	7/2019	Specified Designator
Rakita O’Neal-Newt	Board President and Governance Director	40	5/2024	All Owners (2)
Michele Williams	Director	56	7/2022	Specified Designator
Shira Shaham (2)	Board Secretary and Staff Director	44	2/2018	Staff Owners
Annie Ledbury	Finance Director	38	05/2024	All Owners (2)
Annette Haugabook	Community Director	64	05/2024	Community Owners
Toshia Christal	Resident Director	41	5/2024	Resident Owners
Inés Ixierda	Indigenous Director	44	8/2023	Specified Designator

(1) Shira is both a Director and member of the EB PREC Staff. No more than two Directors can also be EB PREC staff members at any one time.

(2) Investor Owners, Staff Owners, Resident Owners, and Community Owners, each voting on a one-member, one-vote basis.

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Staff Owner: Noni Session - Executive Director

Noni is a 3rd generation West Oaklander, Cultural Anthropologist and Grassroots Organizer. After a 2016 run for Oakland City Council in which she garnered more than 43% of the vote, Noni came to believe her community’s clearest pathway to economic justice and to the halt of rapid displacement was a cooperative economy. In the past five years Noni has held many roles, including Assistant Librarian at the West Oakland Public Library; Candidate & Chief Strategist for Oakland City Council Campaign; and Co Founder and Outreach, Media & Strategy lead for State of Black Oakland. Her core competencies include academic research & writing, international development & government agency liaison, volunteer recruitment & management, collections management, and cooperative development.

Staff Owner: Ojan Mobedshahi - Finance Director

Ojan is a 2nd generation Iranian American, born and raised in the Bay Area. He has experience in healthy land use spanning landscape design, restoration and education, real estate brokerage, construction and development, and political organizing. Ojan lives in a tiny house on wheels, and is also a landscape contractor and regenerative permaculture designer. In the past five years Ojan has worked as a Land Analyst at Polaris Pacific, a San Francisco brokerage, and a Development Associate at Ashbury General Contracting and Engineering. Before joining EB PREC, he founded his own business, Happy Planet Land Use Consulting. His previous work includes real estate financial modeling, project management and entitlement in the Bay Area, as well as landscape design, build, and project management.

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Staff Owner, Staff Director, and Board Secretary: Shira Shaham - New Projects Director

Shira has over 10 years of experience leading teams and managing custom design projects and businesses. She played a key role in the growth of a food cooperative start-up in New York from the initial meeting of some 20-odd people to a successful business open 6 days/week. Returning to the Bay Area where she was raised, Shira works to give back to the communities that have nurtured her. Shira has worked at Arizmendi Construction Cooperative and Ashbury General Contracting and Engineering, leading teams and managing custom design and construction projects, and has a Bachelors of Architecture from Cal Poly, San Luis Obispo.

Staff Owner: Annie McShiras - Investment and Fundraising Director

With over 15 years of fundraising experience, Annie’s unique skill set has catalyzed the redistribution of over $70 million in service of social and racial justice organizations. She has led capital campaigns large and small for a variety of organizations. She brings a depth of understanding and systemic analysis to the intersections of movements and money.

Annie works to actualize her bold vision of an economy where all people have enough to thrive through her work as a fundraiser, storyteller, and business development strategist. She has worked across fields including student organizing, worker cooperative development, popular education, impact investing, and transforming our financial system.

Staff Owner: Bee Coleman, Project Manager

Bee prefers they/them and is your (sometimes) friendly neighborhood non-binary, queer, magical Black radical, alchemist, anti-capitalist, abolitionist, dream chaser, shape shifter and shift shaper. They are committed to Black liberation and joy, by every means available. A problem-solver and bridge-builder by nature, Bee’s educational and professional journey from Howard University to Patent Examiner to DARPA consultant to dog walker and cooperative developer ultimately taught them, among many truths, that relationships are the most valuable resource on (and for) the planet. From the lineage of the Filipino sex trade and the European slave trade, through a legacy of resistance and resilience, Bee brings their devotion to liberation and talent for manifestation to their greater role as generational curse breaker. In this role with EB PREC, Bee fully intends to see through some of our ancestors’ boldest dreams.

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Staff Owner: Susan Park, Operations Manager

Susan Park is a longtime resident in Huichin (aka Oakland), the unceded lands of the Lisjan/Ohlone people. She is a seasoned Social & Environmental Justice activist, and spent 10 years working as a Project & Program Manager and Community Organizer for several justice-based grassroots organizations in the Bay Area. She spent the prior decade doing administrative and marketing work in the Architecture field.

She once co-founded an Anti-Gentrification coalition, and has been part of numerous Direct Action, Mutual Aid and Indigenous Solidarity projects. She has even dabbled in outdoor ecological education with young children. Outside of EB PREC, you can find her practicing healing work, gardening and traditional ecological technologies. Born and partly raised in South Korea, she then grew up in SoCal in a working class immigrant family before moving to the Bay.

Staff Owner: Christopher Chew, Community Organizer

Chris a second generation North Oaklander & Grassroots Organizer. With economics education and years of direct community engagement within Oakland, Chris is grateful to cultivate even more opportunities for personal and community growth.

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Employee: Oraya Hunter, Development & Grantwriting Associate

Oak Center (West Oakland) native, Oraya Hunter, is an art director by training, and a creative at heart. In 2018, she launched her career at the multicultural, award-winning firm, Carol H. Williams Advertising, and helped build campaigns for clients like the 2020 United States Census, Kaiser Permanente, and US Bank, who were serving the Black community life-changing opportunities and resources. In 2022, she transitioned to working for the City of Oakland as Communications Director for District 7's (Deep East Oakland) City Council Office and supporting events like District 7’s Fiscal Year '22-'23 Budget Town Hall the 2nd Annual Community Safety Task Force Day of Action.

Today, Oraya uses her love for organizing to help #HealPeoplePower and foster a more empowering relationship with Ohlone land among her generation. Oraya holds a B.A. in Advertising from San Francisco’s Academy of Art University. In her spare time she enjoys binge watching historical documentaries, spending quality time with her family, and hiking Oakland’s Bay Trail.

Employee: George Syrop, Communications Manager

George (he/him) was born & raised in Hayward, and has lived most of his life throughout the East Bay on Ohlone Land. He brings a combination of design, communication, and project management experience from his early career in the tech industry. George began shifting his attention from startups to the solidarity economy when he realized that land trusts and cooperatives were more revolutionary than smartphones. He continues to contribute his skillset to progressive projects across the country.

In the wake of the George Floyd protests of 2020, George helped form the Hayward Community Coalition (HayCoCoa), which successfully organized to reform policing, prevent school closures, and improve tenant protections in his hometown. George was elected to Hayward City Council in 2022, where he is committed to fighting against displacement as the Council's only renter. He also serves as an advisor to the Friends of the Public Bank East Bay, which aims to democratize finance and unlock capital for underserved communities.

Board Member: Candice Elder, Black East Bay Director

Candice Elder, an East Oakland native who currently resides in City of Oakland District 7, is the Founder and Director of The East Oakland Collective (EOC). Candice went to Oakland public schools and for high school attended The Head Royce School. Candice has a background in law, philanthropy and nonprofit management. Candice was a legal professional for 10 years and has worked in plaintiff class action law firms in employment and antitrust law fields. Candice previously worked as the Executive Coordinator and Membership Manager for the Women's Funding Network, the largest philanthropy network of women's funds and foundations in the country. Candice has a Bachelors of Arts in Political Science and a minor in African-American Studies from the University of California, Berkeley and a Masters of Science in Criminal Justice, with a concentration on reform of the criminal justice system, from the University of Cincinnati.

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Board President (Governance Director): Rakita O’Neal-Newt

Rakita O’Neal-Newt (she/her/they) is a native of Escondido, CA but a new native of San Francisco and Oakland, respectively, as she has been in the Bay since 2001. An SFSU Alumni, with a background in preschool, elementary education and afterschool program management, Rakita entered the housing and homelessness landscape in 2014, when she joined the City and County of SF. She is a fierce advocate for Black community empowerment, education, racial equity and equitable/compassionate policy making. “If we want our most marginalized community members to be made whole, then we must all make space at the table and make sure that the seats that we sit in come with decision-making power, technical assistance and intentional resource building.” Rakita lives in Oakland with her wife and two pit-bull fur-babies and enjoys singing, baking, art projects, gardening and game/movie nights!

Board Member: Michele Williams, POC Housing Justice Director

Michele is a long time Black queer resident of Chochenyo Ohlone land (aka Oakland) originally from the East Coast. Currently working at the San Francisco Public Library, Michele’s background in the nonprofit/public/philanthropic sectors includes 10 years as a Project Manager developing affordable housing. Through The San Francisco Foundation (TSFF)’s Community Development Program Michele funded projects and advocacy work for affordable housing and economic security and co-funded with the Arts and Culture, Community Health, Social Justice, and Environment Programs. Michele also monitored and evaluated affordable housing projects supported by TSFF’s Program-Related Investments. Michele is an original member of the People of Color Supportive Housing Network. Michele participates in various liberatory and social justice efforts locally and worldwide. Among Michele’s deep explorations: Black art, music, history, and culture, QTPOC manifestations, disability justice, herbal medicine and growing plants, storytelling, Indigenous spiritual practices and healing technologies, traditional ecological practices. Michele holds a Master in City Planning with a concentration in Community Development from the University of California, Berkeley.

Board Member: Toshia Christal, Resident Director

Toshia Christal is an Oakland native born 1983. “Down to earth” and consistent, she is a realist, optimistic in her way of thinking and highly focused on addressing disparities that provide tangible solutions as it specifically pertains to those of the African diaspora. Currently teaching at Laney college, she is a graduate of the Berkeley High School class 2001. Toshia is one who has protested throughout Oakland and Berkeley streets for endless reasons for as long as she can remember and still does. She loves being involved in her community and receives great pleasure from collaborating with like minded beings and community outreach in general. With over 15 years of entrepreneurship experience she is an artist of many mediums. Toshia is a photographer, jewelry designer, licensed cosmetologist (with an AA in Cosmetology), poet, and spiritual healer to say the least. A minister of “purpose and potential,” Toshia recently fulfilled a dream of hers by starting The Church of Universal Conscious Collectives in 2021. Her small brick and mortar in Oakland California located at 2911 Fruitvale Avenue has been maintained for 8 years now. She has been featured in numerous art shows, poetry events, radio talks, interviews and articles around the Bay Area. Her most recent works can be found at www.linktr.ee/TChristal , but most importantly Toshia Christal is now the New Resident Director for EBPREC and she can’t wait for the awesome connections and opportunities to support each other, sustain each other, grow and to thrive as a whole.

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Board Member: Inés Ixierda, Indigenous Director

Inés Ixierda is a queer Mestisx interdisciplinary visual artist and media maker in Oakland, California, unceded Ohlone Territory. She creates feminist graphics, subversive medical narratives, installations and decolonial interventions Oakland, CA, unceded Ohlone land. Inés has been a professional artist and cultural worker for more than 15 years, organizing with creative collectives including Art as Resistance. Queer Magic Makers, DIY MFA, and CNTRL/SHFT. Her work has shown at SOMArts, Yerba Buena Center for the Arts, the National Queer Arts Festival, and the Oakland Museum of California. She is a member of Real Time and Space and works as the creative director at Sogorea Te’ Land Trust.

Board Member: Annie Ledbury, Board Treasurer (Finance Director)

Annie is a third-generation East Bay resident and a licensed architect who brings community-engaged design, arts, culture, and health into affordable housing and place-based community development projects. Her work ranges in scale from grassroots to building to neighborhood planning; from temporary to permanent improvements to the built environment. In her day job at the East Bay Asian Local Development Corporation, Annie supports longtime and low-income Oakland residents to envision, plan, and construct creative action projects that strengthen neighborhood health, community love, and stewardship of place.

Board Member: Annette Haugabook, Community Director

Annette Haugabook is a California native, born and raised in Oakland where she currently resides. Her passion for social justice, educating the public in sustainable solutions, and embracing healthy people, environments, and profits are exhibited in her 40+ years as a community activist. From serving as a County peer counselor at local churches to organizing campaigns across the country with ACORN, Annette remains steadfast in her advocacy for affordable, fair housing, child & health care, a living wage and anything else that empowers communities & individuals to become self-sustaining, self-sufficient & prosperous.

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FINANCIAL INTERESTS AND COMPENSATION OF DIRECTORS, OFFICERS, AND OWNERS

Compensation of Executive Officers

Compensation paid to our executive officers for the year ending December 31, 2023 is listed below.

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Noni Session*	Executive Director	$82,500.00	$9,240.00	$91,740.85
Annie McShiras	Investment and Fundraising Director	$75,372.00	$7,590.00	$82,962.00
Shira Shaham	New Projects Director	$71,471.64	$7,590.00	$79,061.64

*Noni Session’s position is fiscally sponsored and funded directly through the Law Center, and therefore is not reflected in East Bay Permanent Real Estate Cooperative’s financial statements.

Compensation of Board Members

Board members currently do not receive compensation for board service but may receive compensation for other work carried out for the Cooperative. The total compensation to the organization’s Directors for this other work (i.e., salaries and wages as officers, employees, or contractors of the Cooperative), in fiscal year 2023 was $79,061.64, which included the salary for Shira Shaham who serves as both a Director and staff member. Ojan Mobedshahi was a Director in 2023 and received $61,177.97 in compensation for his services as a staff member that year. Ojan is no longer a Director.

Proposed Future Compensation

Future compensation for staff and Directors is not predetermined, proposed, nor contingent upon the success of this Offering. With the oversight of the Board of Directors, employees of the Cooperative collectively set their compensation, or at minimum adhere to the living wage for 1 adult and 1 child using the MIT Living Wage Index8. Furthermore, employee compensation is capped at 3 times the median per capita wage for all occupations in the Oakland-Hayward-Berkeley Metropolitan division.

Security Ownership of Management and Certain Owners

The following table sets forth the beneficial ownership of Investor Owner Shares of the Cooperative’s Executive Officers and Directors as a group, and individually any securityholders who beneficially own more than 10% of the voting power of any of our securities, as of December 31, 2023.

As of July 1 2024, no person owns more than 10% of the voting power of any class of voting securities. Our voting is done on a one-member, one vote basis irrespective of the number of Investor Owner Shares held, and we have 390 Investor Owners as of 07/01/2024.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Investor Owner	EB PREC Executive Officers and Directors as a group, 1428 Franklin St., Oakland, CA 94612	3(1)	0	0.77% (2)

(1)Three of our Directors own Investor Owner shares. However, one of these Directors is investing via a payment plan, and has paid $400 towards their $1,000 investment. If they do not complete their investment as required by our Bylaws, they may lose their right to vote as an Investor Owner.

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8 https://livingwage.mit.edu/counties/06001

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(2)As our voting is done on a one-member, one vote basis irrespective of the number of Investor Owner Shares held, this percentage is based on shares owned by Directors and Officers as a group divided by the total number of Investor Owners as of December 31, 2023, not total outstanding Shares. If measured by Shares, this group would represent only 0.06% of this class.

Interest of Management and Others in Certain Transactions

In 2021, 2022, and 2023 EB PREC contracted with the Law Center to fund Noni Session’s salary (disclosed above) as EB PREC’s Executive Director. The funds used for Noni’s salary were raised collaboratively by EB PREC and the Law Center, but as EB PREC’s fiscal sponsor, the funds were received directly by the Law Center, and paid to Noni as an employee of the Law Center, not passing through EB PREC’s accounts.

No one involved with EB PREC or with the preparation of this Offering Circular and related documents was or is employed or contracted on a contingent basis, meaning that no one will be paid on the basis of how many Shares are sold through this offering.

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FINANCIAL STATEMENTS

December 31, 2023 and 2022

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FINANCIAL STATEMENTS

December 31, 2023 and 2022

C O N T E N T S

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INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

East Bay Permanent Real Estate Cooperative, Inc.

Oakland, California

Opinion

We have audited the financial statements of East Bay Permanent Real Estate Cooperative, Inc., which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, owners’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of East Bay Permanent Real Estate Cooperative, Inc. as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of East Bay Permanent Real Estate Cooperative, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about East Bay Permanent Real Estate Cooperative, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-1

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of East Bay Permanent Real Estate Cooperative, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about East Bay Permanent Real Estate Cooperative, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The consolidating balance sheet, consolidating schedule of income, and schedules related to Pippin Street property are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Wegner CPAs, LLP

Madison, Wisconsin

March 20, 2024

F-2

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. CONSOLIDATED BALANCE SHEETS December 31, 2023 and 2022

	2023	2022
ASSETS
CURRENT ASSETS
Cash	$2,504,732	$4,097,034
Certificate of deposit	1,011,689	-
Accounts receivable	93,485	47,156
Prepaid income taxes	-	3,350

Total current assets	3,609,906	4,147,540

NONCURRENT ASSETS
Notes receivable	235,010	-
Property and equipment, net	6,190,429	3,493,232
Deferred taxes, net	18,000	14,000

Total assets	$10,053,345	$7,654,772

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$400,525	$111,500
Accrued payroll and expenses	14,908	12,199
Income taxes payable	1,904	-
Security deposits	16,611	4,211
Deferred revenue	1,100,001	618,083
Patronage dividends payable	1,103	-
Current portion of long-term debt	22,734	21,276

Total current liabilities	1,557,786	767,269

Long-term debt, net of current portion and unamortized debt issuance costs	2,770,770	2,320,610

Total liabilities	4,328,556	3,087,879

OWNERS' EQUITY
Investor owner shares	4,368,283	3,247,930
Additional paid in capital	1,350,000	1,350,000
Retained patronage dividends	4,414	-
Retained earnings (accumulated deficit)	2,092	(31,037)

Total owners' equity	5,724,789	4,566,893

Total liabilities and owners' equity	$10,053,345	$7,654,772

See accompanying notes.

F-3

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, 2023 and 2022

	2023	2022
REVENUE
Rental income	$82,293	$27,311
Membership dues	11,424	11,196
Consulting income	230,751	191,649

Total revenues	324,468	230,156

OPERATING EXPENSES
Salaries and wages	627,220	536,971
Marketing and promotions	415,496	4,534
Professional services	117,401	39,642
Taxes and licenses	80,040	53,713
Depreciation	78,077	62,407
Occupancy	72,541	28,470
Insurance	39,862	26,019
Supplies	24,558	7,860
Event and conferences	20,950	14,238
Contractors	7,608	13,579
Bank fees	2,854	2,481

Total operating expenses	1,486,607	789,914

Net loss from operations	(1,162,139)	(559,758)

OTHER INCOME (EXPENSES)
Grant income	1,185,807	650,727
Donation income	12,398	21,190
Interest income	131,747	25,888
Other income	228	1,205
Donation expense	(2,500)	(110,000)
Interest expense	(116,232)	(34,955)
Miscellaneous	(5,137)	(9,027)

Total other income (expenses)	1,206,311	545,028

Net income (loss) before income taxes	44,172	(14,730)

Provision for income taxes	(1,984)	200

Net income (loss)	$42,188	$(14,530)

See accompanying notes.

F-4

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. CONSOLIDATED STATEMENTS OF OWNERS' EQUITY Years Ended December 31, 2023 and 2022

				Retained
		Additional	Retained	Earnings
	Investor Owner	Paid In	Patronage	(Accumulated
	Stock	Capital	Dividends	Deficit)	Total

Balance December 31, 2020	$1,509,630	$1,350,000	$-	$(16,507)	$2,843,123

Stock issued	1,738,300	-	-	-	1,738,300
Net income	-	-	-	(14,530)	(14,530)

Balance December 31, 2021	3,247,930	1,350,000	-	(31,037)	4,566,893

Stock issued	1,120,353	-	-	-	1,120,353
Dividends paid	-	-	-	(3,542)	(3,542)
Patronage dividends declared	-	-	5,517	(5,517)	-
Patronage dividends payable	-	-	(1,103)	-	(1,103)
Net loss	-	-	-	42,188	42,188

Balance December 31, 2022	$4,368,283	$1,350,000	$4,414	$2,092	$5,724,789

See accompanying notes.

F-5

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2023 and 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$42,188	$(14,530)
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Depreciation	78,077	62,407
Amortization of loan costs	1,530	1,530
Loan forgiveness	(30,000)	-
Deferred taxes, net	(4,000)	(1,000)
(Increase) decrease in assets
Accounts receivable	(46,329)	142,090
Prepaid income taxes	3,350	(3,350)
Increase (decrease) in liabilities
Accounts payable	289,025	108,258
Accrued payroll and expenses	2,709	(53,330)
Income taxes payable	1,904	-
Security deposits	12,400	4,211
Deferred revenue	481,918	618,083

Net cash flows from operating activities	832,772	864,369

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of certificate of deposit	(1,011,689)	-
Purchases of property and equipment	(2,775,274)	(622,924)
Issuance of notes receivable	(235,010)	-

Net cash flows from investing activities	(4,021,973)	(622,924)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	500,000	587,500
Payments on long-term debt	(19,912)	(111,276)
Proceeds from issuance of stock	1,120,353	1,738,300
Payment of dividends	(3,542)	-

Net cash flows from financing activities	1,596,899	2,214,524

Net change in cash	(1,592,302)	2,455,969

Cash at beginning of year	4,097,034	1,641,065

Cash at end of year	$2,504,732	$4,097,034

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$57,408	$4,015
Cash paid for income taxes	800	4,150

See accompanying notes.

F-6

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2023 and 2022

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

East Bay Permanent Real Estate Cooperative, Inc. (Cooperative) is a multi-stakeholder cooperative that creates pathways for residents of Oakland, California and surrounding communities to organize, finance, acquire, and co-steward land and housing. The Cooperative seeks to transform the housing system to build collective wealth amongst historically disenfranchised communities, while empowering residents through democratic governance.

Basis of Consolidation

The financial statements include the accounts of East Bay Permanent Real Estate Cooperative, Inc. (“EB PREC”) and its wholly owned subsidiary, Orbit Properties, LLC. All material intra-entity transactions have been eliminated.

Buildings and Improvements

Purchases of buildings and improvements are recorded at cost. Depreciation is provided using the straight-line over the estimated useful lives of the assets.

Loan costs

Loan costs of $15,300 at December 31, 2023 and 2022 are being amortized over the length of the underlying notes payable. Amortization of loan costs, recorded as interest expense in the consolidated statements of income, was $1,530 for 2023 and 2022. Accumulated amortization was $3,570 and $2,040 at December 31, 2023 and 2022.

Revenue Recognition

Membership dues are recognized during the year in which the dues are received. Membership dues are primarily used to fund the operations of the Cooperative and provide little of tangible value to the donors. Consulting income is recognized over time as the relevant services are rendered by the Cooperative. Grant revenue is recognized in the year the performance obligations are fulfilled. Donation income is recognized in the year it is received. Amounts received prior to recognition are recorded as deferred revenue.

Leases

The Cooperative does not recognize short-term leases on the consolidated balance sheets. For these leases, the Cooperative recognizes the lease payments in the consolidated statements of income on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.

Income Taxes

The Cooperative is taxed on non-patronage earnings and any patronage earnings not paid or allocated to the members. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between basis of assets and liabilities for financial statement and income tax purposes.

F-7

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2023 and 2022

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimate and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could differ from those estimates.

Reclassifications

Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current year financial statements.

Date of Management's Review

Management has evaluated subsequent events through March 20, 2024March 26, 2024, the date which the financial statements were available to be issued.

NOTE 2 – CONCENTRATION OF CREDIT RISK

The Cooperative maintains cash balances at two financial institutions located in Oakland. The accounts at these institutions are insured by the National Credit Union Administration up to $250,000. At December 31, 2023 and 2022, the Cooperative’s uninsured cash balances totaled approximately $2,028,000 and $3,238,000.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2023 and 2022 consisted of the following:

	2023	2022

Land	$2,101,337	$1,261,312
Buildings and improvements	4,101,223	2,216,248
Construction in progress	162,128	111,854

Property and equipment	6,364,688	3,589,414
Less accumulated depreciation	(174,259)	(96,182)

Property and equipment, net	$6,190,429	$3,493,232

NOTE 4 – OPERATING LEASE

The Cooperative leases office space under a month-to-month arrangement requiring monthly payments of $600. Total lease expense for 2023 and 2022 was $6,600 and $7,200.

F-8

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2023 and 2022

NOTE 5 – LONG-TERM DEBT

Long-term debt at December 31, 2023 and 2022 consisted of the following:

	2023	2022
6.85% unsecured note payable to Force for Good
Fund. Annual payments of $24,291 required
including principal and interest. Matures in
December 2024.	$22,734	$42,646

2% unsecured note payable to a member with
annual interest-only payments until maturity.
Matures in March 2025.	25,000	25,000

Note payable to ImpactAssets, Inc. Matures in
December 2033. The note is noninterest bearing
and secured by certain fixed assets of the
Cooperative. Management recorded imputed
interest expense and grant revenue of $29,410
and $7,413 for 2023 and 2022. No principal
payments due until maturity.	1,700,000	1,700,000

1% unsecured note payable to ImpactAssets, Inc.
Matures in December 2038. No principal payments
due until maturity.	500,000

Unsecured, interest-free loan payable to
Community Vision Capital & Consulting. Matures
in July 2042. Management recorded imputed
interest expense and grant revenue of $27,884
for 2023. If certain conditions are met, no
principal payments are required, and the lender
will forgive $30,000 of the loan balance each year.	557,500	587,500

Long-term debt	2,805,234	2,355,146

Unamortized loan costs	(11,730)	(13,260)
Current portion of long-term debt	(22,734)	(21,276)

Long-term debt net of current portion
and unamortized loan costs	$2,770,770	$2,320,610

F-9

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2023 and 2022

NOTE 5 – LONG-TERM DEBT (continued)

Future minimum principal payments consist of the following:

2024	$22,734
2025	25,000
2026	-
2027	-
2028	500,000
Thereafter	2,257,500

Long-term debt	$2,805,234

NOTE 6 – OWNERS’ EQUITY

The Cooperative offers a multi-tiered ownership structure. Each category of ownership entitles the owner to difference rights and responsibilities. Owners may become owners through multiple categories of ownership and will bear the rights and responsibilities of each category of ownership. Multiple ownership categories do not entitle an owner to more than a single vote.

An individual who lives in or is rooted in the East Bay area may become a Community Owner. Community owners pay yearly membership dues which are used to fund the Cooperative’s operations. Community Owners do not hold equity in the Cooperative.

Investor Owners purchase shares that consist of owners’ investments in the Cooperative. Investors are required to purchase one share for $1,000. Shares can be purchased in a lump sum payment or with an initial payment of $100 and a good faith commitment to pay the remaining $900 within five years, with payments made at least annually. Investor Owners agree to hold their shares for a minimum of five years. Investors may purchase additional shares subject to securities law. Purchase of additional shares does not entitle an Investor Owner to additional votes. Shares are refundable should a member decide to leave the Cooperative, subject to approval by the directors. At December 31, 2023 and 2022, 4,374 and 3,524 shares were issued and outstanding.

Resident Owners are residents of properties which the Cooperative manages. Resident Owners earn equity and patronage dividends from their rental payments.

Staff Owners are employees of the Cooperative. Staff Owners must work for the Cooperative for a minimum of 500 hours and for twelve months. Staff Ownership must be approved by a minimum of two-thirds vote by other Staff Owners.

At December 31, 2023 and 2022, all of the Cooperative’s stock recorded on its balance sheet was comprised of Investor Owner shares.

F-10

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2023 and 2022

NOTE 7 – INCOME TAXES

Deferred taxes at December 31, 2023 and 2022 were comprised of the following:

	2023	2022

Deferred tax assets	$24,000	$17,000
Valuation allowance	-	-
Deferred tax liabilities	(6,000)	(3,000)

Deferred taxes, net	$18,000	$14,000

Deferred tax assets stem from net operating loss carryforwards and grant revenue currently taxable that has been deferred from recognition as revenue in the financial statements, as well as net operating loss carryforwards. At December 31, 2023 the Cooperative had net operating loss carryforwards of approximately $34,000 for federal purposes which do not expire. Deferred tax liabilities stem from different depreciation methods for financial statement and income tax purposes.

The provision for income taxes for 2023 and 2022 consisted of the following:

	2023	2022

Current federal income tax expense	$(3,517)	$-
Current state income tax expense	(2,467)	(800)
Deferred tax benefit	4,000	1,000

Provision for income taxes	$(1,984)	$200

NOTE 8 – CONTINGENCY

In April 2020, the Cooperative applied for a Paycheck Protection Program (PPP) loan as part of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) implemented by the United States Small Business Administration (SBA) to help cover payroll costs, rent, and utilities during the COVID-19 outbreak. The Cooperative received a loan from this program in the amount of $14,027. The Cooperative received complete loan forgiveness in 2021.

The Cooperative must retain PPP documentation in its files for six years after the date the loan is forgiven or repaid in full and permit authorized representatives of SBA to access such files upon request. SBA may review any loan at any time at its discretion. Therefore, SBA may review the Cooperative’s good-faith certification concerning the necessity of its loan request, whether the Cooperative calculated the loan amount correctly, whether the Cooperative used loan proceeds for the allowable uses specified in the CARES Act, and whether the Cooperative is entitled to loan forgiveness in the amount claimed on its application. If SBA determines the Cooperative was ineligible for the loan or for forgiveness in whole or in part, SBA will seek repayment of the award.

F-11

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. CONSOLIDATING BALANCE SHEET December 31, 2023

		Orbit
ASSETS	EB PREC	Properties, LLC	Total
CURRENT ASSETS
Cash	$1,900,345	$604,387	$2,504,732
Accounts receivable	93,485	-	93,485
Certificate of deposit	1,011,688.60	-	1,011,689

Total current assets	3,005,519	604,387	3,609,906

Property and equipment, net	4,508,180	1,682,249	6,190,429
Notes Receivable	235,010	-	235,010

OTHER ASSETS
Deferred taxes, net	18,000	-	18,000

Total assets	$7,766,709	$2,286,636	$10,053,345

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$400,525	$-	$400,525
Accrued payroll and expenses	14,908	-	14,908
Income taxes payable	1,904	-	1,904
Security deposits	16,611	-	16,611
Deferred revenue	1,100,001	-	1,100,001
Patronage dividends payable	1,103	-	1,103
Current portion of long-term debt	22,734	-	22,734

Total current liabilities	1,557,786	-	1,557,786

Long-term debt, net of current portion
and unamortized debt issuance costs	513,270	2,257,500	2,770,770

Total liabilities	2,071,056	2,257,500	4,328,556

OWNERS' EQUITY
Investor owner shares	4,368,283	-	4,368,283
Additional paid in capital	1,350,000	-	1,350,000
Retained patronage dividends	4,414	-	4,414
Retained earnings (accumulated deficit)	(27,044)	29,136	2,092

Total owners' equity	5,695,653	29,136	5,724,789

Total liabilities and owners' equity	$7,766,709	$2,286,636	$10,053,345

F-12

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. CONSOLIDATING SCHEDULE OF INCOME Year Ended December 31, 2023

		Orbit
	EB PREC	Properties, LLC	Total
REVENUE
Rental income	$82,293	$-	$82,293
Membership dues	11,424	-	11,424
Consulting income	230,751	-	230,751

Total revenue	324,468	-	324,468

OPERATING EXPENSES
Salaries and wages	627,220	-	627,220
Marketing and promotions	415,324	172	415,496
Professional services	77,046	40,355	117,401
Taxes and licenses	54,203	25,837	80,040
Depreciation	41,994	36,083	78,077
Occupancy	62,170	10,371	72,541
Insurance	27,512	12,350	39,862
Supplies	23,563	995	24,558
Event and conferences	20,263	687	20,950
Contractors	5,638	1,970	7,608
Bank fees	2,854	-	2,854
		-
Total operating expenses	1,357,787	128,820	1,486,607
		-
Net loss from operations	(1,033,319)	(128,820)	(1,162,139)
		-
OTHER INCOME (EXPENSES)
Grant income	1,155,807	30,000	1,185,807
Donation income	12,398	-	12,398
Interest income	113,751	17,996	131,747
Other income	228	-	228
Donation expense	(2,500)	-	(2,500)
Interest expense	(88,348)	(27,884)	(116,232)
Miscellaneous	(5,137)	-	(5,137)

Total other income (expenses)	1,186,199	20,112	1,206,311

Net income (loss) before income taxes	152,880	(108,708)	44,172

Provision for income taxes	(1,984)	-	(1,984)

Net income (loss)	$150,896	$(108,708)	$42,188

F-13

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC. SCHEDULES RELATED TO PIPPIN STREET PROPERTY Year Ended December 31, 2023

In October 2023 the Cooperative purchased a property on Pippin Street in Oakland. The balance sheet pertaining to this property at December 31, 2023 was as follows:

ASSETS
Property and equipment, net	$2,016,500

Total assets	$2,016,500

Security deposits	$11,400

OWNERS' EQUITY
Retained earnings	2,005,100

Total liabilities and owners' equity	$2,016,500

The statement of income pertaining to this property for the initial period ended December 31, 2023 was as follows:

REVENUE
Rental income	$16,386

OPERATING EXPENSES
Professional services	4,131
Taxes and licenses	18,916
Depreciation	8,500
Occupancy	20,093
Insurance	13,677
Supplies	774

Total operating expenses	66,091

Net loss	$(49,705)

F-14

PART III - EXHIBITS

Index to Exhibits.

Exhibit Number	Description
2.a*	Articles of Incorporation (incorporated by reference to Exhibit 2.a to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
2.b*	Bylaws (incorporated by reference to Exhibit 2.b to the Company’s Current Report on Form 1-U filed April 25, 2024)
3.a*	Previously Used Investor Owner Agreement (incorporated by reference to Exhibit 3 to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
3.b*	Previously Used Investor Owner Agreement (incorporated by reference to Exhibit 4 to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
3.c*	EB PREC Investor Owner Redemption Policy (incorporated by reference to Exhibit 3.b to the Company’s Current Report on Form 1-U filed April 25, 2024)
4**	Investor Owner Agreement
6.a*	Community Ventures Promissory Note (incorporated by reference to Exhibit 6.b to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.b*	Nancy Moore Promissory Note (incorporated by reference to Exhibit 6.c to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.c*	General Fiscal Sponsorship Agreement (2021) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.d*	Development Agreement #4 with Law Center (incorporated by reference to Exhibit 6.g to the Company’s 2022 Annual Report on Form 1-K filed on April 28, 2022)
6.e*	TCC Partnership Agreement (2021-2024) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.f*	Recoverable Grant Agreement (2021) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.g*	Center for Cultural Innovation - AmbitioUS Capital Support Agreement #2 (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.h*	ImpactAssets Loan Agreement (incorporated by reference to Exhibit 6.k to the Company’s 2022 Annual Report on Form 1-K filed on April 28, 2022)
6.i*	Development Agreement #5 Between EB PREC and the Law Center (incorporated by reference to Exhibit 6.m to the Company’s Offering Statement on Form 1-A/A filed on August 15, 2023)
6.j*	General Fiscal Sponsorship Agreement Between the Law Center and EBPREC (incorporated by reference to Exhibit 6.n to the Company’s Offering Statement on Form 1-A/A filed on August 15, 2023)
11**	Consent of Independent Auditors
12**	Legal Opinion

* Filed previously

** Filed concurrently herewith

51

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of CA, on July 30, 2024.

East Bay Permanent Real Estate Cooperative, Inc.

By

/s/ Noni Session

Noni Session

Executive Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	/s/ Noni Session
Name:	Noni Session
Title:	Executive Director, Principal Executive Officer
Date:	7/30/2024

Signature:	/s/ Shira Shaham
Name:	Shira Shaham
Title:	Board Secretary & New Projects Director
Date:	7/30/2024

Signature:	/s/ Annie Ledbury
Name:	Annie Ledbury
Title:	Board Treasurer
Date:	7/30/2024

Signature:	/s/ Candice Elder
Name:	Candice Elder
Title:	Board Member
Date:	7/30/2024

Signature:	/s/ Toshia Christal
Name:	Toshia Christal
Title:	Board Member
Date:	7/30/2024

Signature:	/s/ Rakita O’Neal-Newt
Name:	Rakita O’Neal-Newt
Title:	Board President (Governance Director)
Date:	7/30/2024

Signature:	/s/ Michele Williams
Name:	Michele Williams
Title:	Board Member
Date:	7/30/2024

Signature:	/s/ Annette Haugabook
Name:	Annette Haugabook
Title:	Board Member
Date:	7/30/2024

Signature:	/s/ Inés Ixierda
Name:	Inés Ixierda
Title:	Board Member
Date:	7/30/2024

52